UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 9, 2010

        NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on June 9, 2010, at 10 a.m., local time, at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

          1.     To elect three Class II directors to serve until the 2013 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

          2.     To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010.

          3.     To consider a shareholder proposal requesting that the Company reorganize the Board of Directors into one class elected annually.

          4.     To consider and transact such other business as may properly come before the Annual Meeting.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote in their judgment on those matters.

        Only shareholders of record at the close of business on April 13, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Any shareholder of record at the close of business on April 13, 2010 attending the Annual Meeting may vote in person even if such shareholder previously signed and returned a proxy.

                      By order of the Board of Directors,

                      Robert S. Ippolito
                       Secretary

Wyomissing, Pennsylvania
April 30, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU CAN ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING YOUR INSTRUCTIONS BY PHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE (NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2010.

        Penn National Gaming, Inc.'s Proxy Statement for the 2010 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2009, are available via the Internet at https://materials.proxyvote.com/707569.

i

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 9, 2010

        This Proxy Statement and the enclosed Proxy are first being sent or given to shareholders of Penn National Gaming, Inc. (the "Company") on or about April 30, 2010, in connection with the solicitation of proxies for use at the Company's 2010 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 9, 2010 at 10 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

INFORMATION CONCERNING VOTING AND SOLICITATION

Record Date and Shares Outstanding

        The Board of Directors has set the close of business on April 13, 2010 as the record date ("Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 79,203,435 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting

Quorum for the Annual Meeting

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

In Person or By Proxy

        Each share of the Company's common stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The shares represented by all valid proxies received by phone, by internet or by mail, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If any other matters properly come before the meeting, the persons named in the enclosed proxy or their duly appointed substitutes acting at the meeting will be authorized to vote or otherwise act in their discretion on those matters.

Through Your Brokerage Firm

        In the event that your shares are held in "street name" by a brokerage firm, your brokerage firm is the record holder of your shares but is required to vote your shares in accordance with your instructions. In order to do so, you will need to follow the instructions for voting provided by your broker. In the event that you do not provide the proper voting instructions to your broker, it will only be permitted to vote on "routine" or "discretionary" matters (such as Proposal 2) but will not be permitted to vote your shares with respect to "non-routine" or "non-discretionary" matters (such as Proposals 1 and 3). Prior to 2010, the election of directors was considered to be a "routine" or "discretionary" matter for which your broker could vote your shares without instruction. However, as a result of certain new rules imposed on many brokerage firms this year, the election of directors is no longer considered a "routine" or "discretionary" item and your broker may not vote your shares with respect to this proposal. Votes with respect to matters for which brokers do not have discretionary authority to vote are considered "broker non-votes" with respect to such matters. The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010 is a routine matter and if no voting instructions are provided, your broker will vote your shares "FOR" this proposal.

Votes Required for Each Proposal

        Assuming a quorum is present, (a) the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for directors will be elected to serve on the Company's Board of Directors, (b) the affirmative vote of a majority of the votes cast is required for the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2010 and (c) the affirmative vote of a majority of the votes cast is required for the approval of the shareholder proposal to reorganize the Board of Directors into one class elected annually. The Board knows of no other matters that are likely to be brought before the meeting other than the matters specifically referred to in the notice of the meeting.

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Solicitation of Votes

        It is expected that the solicitation of proxies will be conducted primarily by mail. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the internet. In addition, the Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out-of-pocket expenses.

 GOVERNANCE OF THE COMPANY

Board of Directors

Overview

        The Company is a growth-oriented, publicly traded, multi-jurisdictional gaming and racing company that has consistently generated attractive returns for its shareholders through prudent capital investment in new projects and strategic acquisitions of existing gaming and racing companies. Existing properties are managed to maximize profitability and free cash flow while at the same time endeavoring to deliver outstanding entertainment experiences for their customers. The Company operates in a highly regulated industry, which demands a correspondingly high level of integrity, transparency and accountability in all key aspects of its operations.

        The Board believes that its structure and composition have been an important element of the Company's growth and success over the years. The Board is composed of individuals who each bring unique talents and perspectives to their service on the Board and, as a group, have a proven track record of effectively working together to responsibly oversee management's operation of the Company so that shareholder value is maximized. In furtherance of this objective, the Board has sought to maintain a governance environment where (i) value creation is carefully considered in connection with each major decision made by the Company, (ii) candid and comprehensive disclosure is routinely made available to the Company's shareholders and other investors, (iii) integrity and accountability are integrated into the Company's operations and (iv) the Company continuously seeks to attract, develop and retain the best possible executive talent to manage the Company's operations.

Composition

        The Company's Board of Directors currently consists of seven members: Peter M. Carlino, Harold Cramer, Wesley R. Edens, David A. Handler, John M. Jacquemin, Robert P. Levy and Barbara Z. Shattuck. The Board believes that its current size permits each of its members to communicate frequently with management and allows for the calling of meetings on short notice to facilitate the Company's timely consideration of opportunities and challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire new gaming and racing properties, which often arise on relatively short notice in the context of competitive bidding situations. Further, consideration of these opportunities is often complicated by rapidly emerging legislative or regulatory developments or, more recently, distressed financial situations that require a great deal of experience to properly evaluate. By having a relatively small Board with collectively a strong background in capital markets, legal and government affairs, and long-term experience with how the Company operates its properties, the Board believes its composition is optimized to support and oversee the Company's efforts.

        Each member of the Company's Board is expected to contribute a substantial amount of time and effort in connection with his or her service as Board members. The Board held eight (8) formal meetings during the fiscal year ended December 31, 2009. During that same period, the Audit Committee held ten (10) formal meetings, the Compliance Committee held four (4) formal meetings, the Compensation Committee held eight (8) formal meetings and the Nominating Committee held one (1) formal meeting. Further, Board members are encouraged to engage in, and regularly do engage in, informal discussions with members of management.

        Each of the Company's directors attended at least 75% of the aggregate of all meetings of the Board. In addition, each of the Company's directors attended at least 75% of the aggregate of all meetings of each committee of the Board of which he or she was a member held during the fiscal year ended December 31, 2009. All of the Company's directors attended the 2009 Annual Meeting of Shareholders held on June 3, 2009.

        The Board has determined that all of the directors, other than Mr. Carlino, are independent under the current Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules") and the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because of his position as one of five trustees for the Carlino Family Trust, an irrevocable trust (see "Security Ownership of Principal Shareholders and Management" beginning on page 53 of this Proxy Statement), Harold Cramer falls outside the U.S. Securities and Exchange Commission (the "SEC") safe harbor providing that a person will not be deemed an affiliate for purposes of determining audit committee member independence if he or she beneficially owns 10% or less of an issuer's voting stock. Mr. Cramer's voting and investment power in connection with the shares of the Company's common stock held by the Carlino Family Trust is, however, shared with four other trustees. Further, Peter M. Carlino has the sole power to vote the shares held by the Carlino Family Trust, except in the case of a sale of all or substantially all of the Company's assets, a merger where the Company will not be the surviving entity or a liquidation, in which event the trust's shares are voted as determined by a vote of all five trustees. The Board considered Mr. Cramer's beneficial ownership as a result of being a trustee of the Carlino Family Trust. In light of the identity of beneficiaries and purposes of the Carlino Family Trust, the Board has determined that Mr. Cramer is independent for the purpose of the SEC regulations and the Marketplace Rules.

Risk Oversight

        The Company's Board of Directors takes an active role in the oversight of risks impacting the Company. The Board and management work closely to ensure that integrity and accountability are integrated into the Company's operations. In fulfilling its objective, many of the direct oversight functions are performed by two of the Board's committees with support from within the Company, namely, the Audit Committee and our internal audit staff, and the Compliance Committee and our compliance staff. Additionally, the Company's independent registered public accounting firm, Ernst & Young LLP, provides support through its annual audit and quarterly reviews of the Company's financial statements.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct"), which is applicable to all employees of the Company, including the directors, the Company's principal executive officer, the principal financial officer and the principal accounting officer. The Code of Conduct is designed, among other things, to deter wrongdoing and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC, and compliance with applicable laws. The Code of Conduct mandates a 24 hour hotline that any employee, customer or third party can use to report, anonymously if they so chose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Vice President, Compliance and the Vice President, Internal Audit, as appropriate, who regularly report to the Audit Committee on calls received. A copy of the current Code of Conduct is available on the Company's website at http://www.pngaming.com/main/corporategovernance.shtml.

        The Board regularly reviews the Company's corporate governance practices to evaluate their effectiveness in identifying, assessing and managing risks and to ensure that such practices comply with the requirements of Pennsylvania law (the state in which the Company is incorporated), the Marketplace Rules and SEC rules and regulations.

Board Leadership

        Since the time of the Company's initial public offering in 1994, Mr. Carlino, the Company's Chief Executive Officer, has also served as the Chairman of the Board. The Board believes that Mr. Carlino is best situated to serve as Chairman because of his proven track record of generating significant shareholder value over the years that, in large part, has been based on his vision for the Company and his talent for successfully identifying and acquiring development opportunities in the gaming and racing industry. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of shareholders generally.

        The Board also believes that it has substantial structural mechanisms for effective independent oversight of management's accountability. The Board is predominantly composed of independent directors, and only independent directors serve on each of the Board's committees (as well as Mr. DuCharme, as described below). The independent directors meet at least twice per year in executive session. Both the Audit Committee and the Compliance Committee have substantial staff resources to assist them in carrying out their responsibilities. The Company maintains a 27 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and an 18 person compliance staff overseen by the Company's Vice President, Compliance, who provides reports to the Compliance Committee. Additionally, since 2003 the Company has retained Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, to serve as the Chairman of the Company's Compliance Committee.

Committees of the Board

        The Board maintains four standing committees—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating Committee—to assist in achieving its objectives. The specific duties and operation of each committee are described in more detail below.

Audit Committee

        John M. Jacquemin (Chairman), Harold Cramer and Barbara Z. Shattuck are the members of the Audit Committee. The Board has determined Messrs. Jacquemin and Cramer and Ms. Shattuck are independent under the Marketplace Rules and the SEC rules and regulations. Further, the Board has determined that Mr. Jacquemin, the Chairman of the Audit Committee, satisfies the SEC criteria of a "financial expert" and is "financially sophisticated" for the purposes of the Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that complies with the current Marketplace Rules, which is available at http://www.pngaming.com/main/corporategovernance.shtml.

        The principal functions of the Audit Committee are to:

  •
  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

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  appoint, compensate and, where appropriate, discharge and replace the Company's independent registered public accounting firm;

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  oversee, review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors; and

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  maintain free and open communication with and among the independent registered public accounting firm, financial and senior management and the Board of Directors.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Z. Shattuck are the members of the Compensation Committee. The Board has determined that Messrs. Cramer and Handler and Ms. Shattuck are independent for the purposes of the Marketplace Rules and the SEC rules and regulations. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available at http://www.pngaming.com/main/corporategovernance.shtml.

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee and sets meeting agendas. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The CEO and the Senior Vice President, Human Resources, generally attend Compensation Committee meetings, but neither are present for executive sessions or participate in any discussion of their own compensation.

        The Compensation Committee is in charge of reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes as well as periodically reviewing the policies for administration of the Company's executive compensation programs.

        The Compensation Committee is also responsible for:

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  assessing the Company's management succession planning;

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  approving the number of incentive awards that the CEO may grant to employees other than executive officers; and

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  administering and interpreting the Company's Amended and Restated 1994 Stock Option Plan, as amended, the 2003 Long Term Incentive Compensation Plan, the Annual Incentive Plan and the 2008 Long Term Incentive Compensation Plan.

        The Board of Directors is responsible for setting director compensation as well as adopting the Company's equity compensation plans and any amendments thereto. The Compensation Committee assists the Board in this role by reviewing and recommending the structure and amount of director compensation as well as by reviewing and recommending new equity compensation plans and changes to existing equity compensation plans.

        The Compensation Committee has authority to evaluate the annual performance of the CEO and other executive officers and set their annual compensation, which includes:

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  setting salary, bonus, stock options and other benefits; and

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  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of an independent compensation consultant, as discussed below, and sets the compensation of the executive officers (other than the CEO) based on such deliberations. The Compensation Committee sets the CEO's compensation in executive session without any member of management present and also holds executive sessions without management to facilitate candid discussion regarding executive compensation.

        Pursuant to the Compensation Committee's charter, the Compensation Committee is authorized to retain the services of an independent compensation consultant or advisor, as it may deem appropriate in its sole discretion, to provide advice and assistance as the Compensation Committee deems appropriate. The Compensation Committee is also free to terminate the services of such independent compensation consultants and advisors and to approve their related fees and retention terms. The Compensation Committee engaged Strategic Apex Group LLC ("Strategic Apex"), a third party executive compensation consulting firm, as its independent compensation consultant for 2009 and 2010 to provide advice and assistance to the Compensation Committee in executing its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging Strategic Apex, and periodically during the engagement, the

Compensation Committee evaluates the independence of such compensation consultant. Such review includes receiving information regarding other services provided by the compensation consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities.

        As part of its ongoing services to the Compensation Committee, the compensation consultant attends most of the Compensation Committee meetings and supports the Compensation Committee in executing its duties and responsibilities with respect to the Company's executive compensation programs by accumulating and summarizing market data at the request of the Compensation Committee regarding compensation of the Company's executives in comparison to its peer group and others, as appropriate. The compensation consultant also gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual and long-term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The compensation consultant reports directly to the Compensation Committee and has been authorized by them to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the compensation consultant's work for the Compensation Committee.

Compliance Committee

        The Compliance Committee has three members. David A. Handler and Robert P. Levy are the current Board members of the Compliance Committee. Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, is the Chairman of the Compliance Committee. The Compliance Committee operates under a written charter adopted by the Board of Directors.

        The Compliance Committee was established to foster, through self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that would pose a threat to the reputation and integrity of the Company's gaming and racing operations.

Nominating Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Z. Shattuck are the members of the Nominating Committee. The Nominating Committee operates under a written charter adopted by the Board of Directors that complies with the current Marketplace Rules, which is available at http://www.pngaming.com/main/corporategovernance.shtml. The Board has determined that Messrs. Cramer and Handler and Ms. Shattuck are independent under the Marketplace Rules and the SEC rules and regulations.

        The Nominating Committee is responsible for identifying and recommending, for the Board's selection, nominees for election to the Board, identifying qualified individuals to become Board members and advising the Board with respect to Board structure, composition and size of the Board and its committees. The Nominating Committee is also responsible for making recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership. Although the Nominating Committee does not have a formal policy on diversity, per se, it has been the long-standing practice of the Nominating Committee to seek to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to generate increased shareholder value.

        The Nominating Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The Nominating Committee has authority to retain and terminate a search firm to assist in the identification of director candidates, including the authority to approve the search firm, fees and other retention terms. The Nominating Committee also has authority to obtain advice and assistance from internal and external legal, accounting or other advisers. In selecting nominees for director, the Nominating Committee considers a number of factors, including, but not limited to:

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  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a company as large or larger than the Company;

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  a candidate's ability to meet the suitability and rigorous filing requirements of all relevant regulatory agencies;

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  a candidate's ability to represent the interests of the shareholders;

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  a candidate's independence from management and freedom from potential conflicts of interest with the Company;

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  a candidate's financial literacy, including whether the candidate will meet the audit committee membership standards set forth in the Marketplace Rules;

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  whether a candidate is widely recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

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  a candidate's ability to work constructively with the Company's management and other directors; and

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  a candidate's availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties.

During the process of considering a potential nominee, the Nominating Committee may request additional information about, or an interview with, the potential nominee.

        The Nominating Committee considered the foregoing factors and based on their professional experience, diverse backgrounds and their unique perspectives, reconsidered each of this year's candidates for re-election to the Board.

        The Nominating Committee will also consider recommendations of nominees for directors by shareholders. For information relating the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below.

Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation, may submit director nominations to the Nominating Committee for consideration provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 60 days before or after the anniversary date, notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs.

        To be in proper written form, a shareholder's notice must contain (i) the name, age, business address and residence address of the recommended nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the

Company which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the shareholder's notice must contain (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each recommended nominee and any other person or persons (including their names) pursuant to which the recommendations are to be made by such shareholder and (iv) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also be accompanied by a written consent of each recommended nominee to provide all information necessary to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject and such additional information concerning the nominee as may be requested by the Nominating Committee and/or Board of Directors and being named as a nominee and to serve as a director if nominated and if elected. In evaluating recommendations received from shareholders, the Committee will apply the criteria and follow the process described above.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2009, each outside director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee and the Compensation Committee. On January 2, 2009, each outside director, with the exception of Mr. Edens, also received an award of restricted stock equal to 12,000 shares at the fair market value of $21.38 per share (the closing share price of the Company's Common Stock on December 31, 2008). On June 3, 2009, Mr. Edens received an award of restricted stock equal to 12,000 shares at the fair market value of $33.29 per share (the closing share price of the Company's Common Stock on June 2, 2009).

2009 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Harold Cramer	70,000	256,560	$326,560
Wesley Edens	50,000	399,480	$449,480
David A. Handler	60,000	256,560	$316,560
John M. Jacquemin	60,000	256,560	$316,560
Robert P. Levy	50,000	256,560	$306,560
Barbara Z. Shattuck	70,000	256,560	$326,560

(1)
The amounts listed above are calculated based on the closing price at grant date. In fiscal 2009, each non-employee director was granted 12,000 shares of restricted stock awards, which for financial statement reporting purposes are deemed to have a grant date fair value of $256,560, with the exception of Mr. Edens, whose grant date fair value is $399,480 due to a different grant date. At December 31, 2009, the aggregate number of outstanding option awards held by each non-employee director was: Mr. Cramer—200,000; Mr. Edens—0; Mr. Handler—245,000; Mr. Jacquemin—215,000; Mr. Levy—72,500; and Ms. Shattuck—140,000. At December 31, 2009, the aggregate number of outstanding restricted stock awards held by each non-employee director was 12,000 shares each.

Stock Ownership Guidelines

        On December 29, 2008, the Company's Board of Directors amended the stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. Current non-employee directors have until December 31, 2011 to achieve this ownership level. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline.

Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company's Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Information about Nominees and Other Directors

        The Company's Board of Directors currently consists of seven members: Peter M. Carlino, Harold Cramer, Wesley R. Edens, David A. Handler, John M. Jacquemin, Robert P. Levy and Barbara Z. Shattuck. The Board has determined that all of the directors, other than Mr. Carlino, are independent under the current Marketplace Rules. Three Class II directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in the year 2013 and until their respective successors are duly elected and qualified.

Class II Nominees

        The following table sets forth the name, age, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of the remaining nominees and may be voted for a substitute nominee or nominees.

Name of Nominee	Age	Principal Occupation	Director Since	Term Expires
Wesley R. Edens	48	Founding Principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC	2008	2010
Robert P. Levy	79	Chairman of the Board, DRT Industries, Inc.	1995	2010
Barbara Z. Shattuck	59	Managing Director, Shattuck Hammond Partners	2004	2010

Nominee Qualifications

        In addition to the qualifications of each nominee for director set forth below, each of these individuals are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their commitment to service on our Board.

        Wesley R. Edens.    Mr. Edens has been a director since October 30, 2008. Mr. Edens has been Co-Chairman of the Board of Fortress Investment Group LLC ("Fortress") since August 2009, and he has been a member of its board of directors since November 2006. He has been a member of the Management Committee of Fortress since co-founding the company in 1998. Mr. Edens is responsible for the company's private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Newcastle Investment Corp. and RailAmerica, Inc. and a director of GAGFAH S.A. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens serves in various capacities in the following two registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II. Mr. Edens previously served on the boards of the following publicly traded company and registered investment companies: Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Fortress Brookdale Investment Fund LLC, from August 13, 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 24, 2002 (deregistered with the SEC in March 2008); and RIC Coinvestment Fund LP, from May 10, 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund.

        The Board supports and approves Mr. Edens' nomination because of his experience as a chief executive officer and his proven ability to manage multiple properties and businesses. He also has significant capital investment, financing and mergers and acquisitions experience. As part of his role at Fortress, Mr. Edens serves as a director of certain public portfolio companies in which Fortress has an investment, including the Company. Mr. Edens' contribution to the Company's Board is enhanced both by the valuable perspectives he obtains in connection with such other board service as well as by the substantial resources available to him to support his work as a director of this limited number of portfolio companies.

        Additionally, in connection with the termination of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 2007, by and among the Company, certain affiliates of Fortress and certain affiliates of Centerbridge Partners, L.P. ("Centerbridge"), the Company entered into an Investor Rights Agreement with an affiliate of Fortress, an affiliate of Centerbridge, Deutsche Bank Investment Partners, Inc. and Wachovia Investment Holdings, LLC (collectively, the "Investors") providing for, among other things, the appointment of one designee identified by the Investors to serve as a Class II director on the Board of Directors (the "Investor Designee") until the election of Class II directors at this Annual Meeting. The Investors will retain the right to appoint an Investor Designee for so long as one or more affiliates of Fortress hold at least two-thirds of the shares of the Company's Series B Redeemable Preferred Stock issued to them. The Company is required to use commercially reasonable efforts to cause the election of the Investor Designee at the 2010 Annual Meeting and at each meeting thereafter at which an Investor Designee is up for election. Wesley R. Edens has been designated by the Investors as the Investor Designee on the Board of Directors.

        Robert P. Levy.    Mr. Levy has been a director since 1995. He is a past Chairman of the Board of the Atlantic City Racing Association and served a two-year term from 1989 through 1990 as President of the Thoroughbred Racing Association. Mr. Levy has served as the Chairman of the Board of DRT Industries, Inc., a diversified business based in the Philadelphia metropolitan area, since 1960. He is currently a consultant to Betfair Limited. Mr. Levy is also a past director of Fasig-Tipton Company, an equine auction company. Mr. Levy owns the Robert P. Levy Stable, a thoroughbred racing and breeding operation.

        The Board supports and approves Mr. Levy's nomination because of his extensive experience in the horse racing and pari-mutuel industry, the knowledge and insight he brings to the Board in connection with the gaming and racing business in general, and his long-term service to and knowledge of the Company over the years. By virtue of his experience, Mr. Levy has added significant value helping the Company to grow from a single racetrack into a multi-jurisdictional gaming and racing company operating in a highly regulated industry.

        Barbara Z. Shattuck.    Ms. Shattuck has been a director since 2004. She is a Managing Director of Shattuck Hammond Partners, an investment banking firm, which is a subsidiary of Morgan Keegan, a Regions Company. Prior to co-founding Shattuck Hammond in 1993, Ms. Shattuck spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she co-founded. From 1976 to 1982 she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck began her career as a municipal bond analyst at Standard & Poor's Corporation. Ms. Shattuck is a member of the board of directors of Sun Life Insurance & Annuity Company of New York.

        The Board supports and approves Ms. Shattuck's nomination because of her vast experience in investment banking, capital markets and project finance. She possesses the financial sophistication and financial statement expertise that makes her a valuable member of the Company's Audit Committee, as well as enables her to evaluate potential acquisition and financing opportunities for the Company.

Continuing Directors

        The following table sets forth the name, age, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting.

Name	Age	Principal Occupation	Director Since	Term Expires
Class I Directors:
David A. Handler	45	Partner, Centerview Partners	1994	2012
John M. Jacquemin	63	President, Mooring Financial Corporation	1995	2012
Class III Directors:
Peter M. Carlino	63	Chairman of the Board and Chief Executive Officer of the Company	1994	2011
Harold Cramer	82	Retired Partner, Schnader Harrison Segal & Lewis LLP; Retired Chairman and Chief Executive Officer of the Graduate Health System	1994	2011

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is a boutique financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. From April 2000 until April 2006, he was a Senior Managing Director at Bear Stearns & Co., Inc. From July 1995 to April 2000, Mr. Handler was employed by Jefferies & Company, Inc. where he became a Managing Director in March 1998.

        The Board supported and approved the nomination of Mr. Handler in 2009 because of his experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995 and is President of Mooring Financial Corporation. Mooring Financial Corporation is a group of financial services companies founded by Mr. Jacquemin in 1982 that specialize in the purchase and administration of commercial loan portfolios.

        The Board supported and approved the nomination of Mr. Jacquemin in 2009 because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies. This experience brings unique perspectives to the Board and enhances Mr. Jacquemin's financial sophistication and financial statement expertise, which are necessary to serve as the Chair of our Audit Committee.

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board and Chief Executive Officer since April 1994. Since 1976, he has been President of Carlino Capital Management Corp. (formerly known as Carlino Financial Corporation), a holding company which owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning and monitoring operations.

        The Board supported and approved the nomination of Mr. Carlino in 2008 because his day-to-day leadership as Chief Executive Officer of the Company provides essential industry experience, company-specific knowledge and a vision for strategic development opportunities to the Board.

        Harold Cramer.    Mr. Cramer has been a director since 1994. Until November 1996, Mr. Cramer was the Chairman and Chief Executive Officer of the Graduate Health System. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis LLP in July 2000. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP.

        The Board supported and approved the nomination of Mr. Cramer in 2008 because of his extensive experience building and managing a law firm and serving as chief executive officer of a large health care provider, which included multiple hospitals in two states, a health maintenance organization and a captive insurance company, among other entities. His legal and business background provides the Board and the Company with a critical understanding of the issues from a variety of perspectives—legal, business and regulatory affecting the Company.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010 and the shareholders are asked to ratify this selection. Ernst & Young has served as the Company's independent registered public accounting firm since 2006. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in relation to 2009 and 2008 is as follows:

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$2,906,190	$2,235,438
Audit-Related Fees(2)	35,000	88,393

Total Fees	$2,941,190	$2,323,831

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

(2)
Audit-related fees include fees for accounting consultations and the audit of the Company's 401(k) plan.

Tax Fees and All Other Fees

        Ernst & Young LLP did not perform any professional services, including services related to tax matters, during the fiscal years ended December 31, 2009 and December 31, 2008 for the Company.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2009, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

        The Board recommends that shareholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY REORGANIZE THE
BOARD OF DIRECTORS INTO ONE CLASS ELECTED ANNUALLY

        UNITE-HERE, 1775 K Street, NW, Suite 620, Washington, DC 20006, which is the beneficial owner of 135 shares of the Company's common stock, and which intends to hold such shares of the Company's common stock through the date of the 2010 Annual Meeting of Shareholders, such ownership being in excess of $2,000 in market value, submitted the following proposal (the "Union Proposal") and supporting statement:

Proposal from the Shareholder

        RESOLVED, that the shareholders of Penn National Gaming, Inc. (the "Company") ask that the Company, in compliance with applicable laws, take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2010 annual meeting.

Supporting Statement from the Shareholder

        Board accountability is essential to the success of the Company. The Company's current classified board insulates directors and executives from the ramifications of poor performance. Requiring annual elections of all directors would increase the accountability of the board to shareholders and improve financial performance.

        Shareholders are concerned with the lack of independence of several directors, excessive executive compensation, and the board's failure to connect executive pay to performance.

Board Interlocks

        Director Harold Cramer is a trustee of the Carlino Family Trust which controls 10.79% of PENN stock. Both Cramer and Peter D. Carlino sit on the board of the Philadelphia Health Care Trust and were on the board of the Pennsylvania Medical Reinsurance Company. Director Barbara Shattuck's firm Shattuck Hammond Partners provided financial advisory services to Graduate Health Systems while Cramer was its CEO. Peter Carlino and Director Robert Levy's business have been listed as joint breeders of three race horses. Peter M. Carlino has been on the board of Mooring Financial Corporation and Director John Jacquemin has been its CEO. In the 1970s, Jacquemin was CFO at CFC Corporation while Peter M. Carlino was its president.

Excessive Compensation

        PENN's directors are the highest paid in the industry peer group. With average director compensation of $589,000, PENN directors were paid more than twice the average director compensation of its industry peers in 2008. MGM Mirage with revenue three times that of PENN, paid its directors $300,000 on average, about half as much as PENN.

        PENN CEO Peter M. Carlino received over $7 million in 2008 total compensation, nearly twice the average CEO compensation for the Company's industry peers. Announced in November 2009, the Company's 2008 executive performance bonuses were inflated by the extraordinary cash termination fee the Company received after the failed merger. While shareholders saw the Company's stock price fall, Carlino was paid a $2.2 million bonus equity award.

Executive Pay not Based on Performance

        PENN's compensation practices fail to uphold the principle of pay-for-performance. PENN's top two executives are paid base salaries above the tax deductible cap of $1 million. In 2008, the company spent over $250,000 for executives to use the company aircraft for personal travel. PENN maintains a single trigger change in control payment that generously pays executives after a change in control without requiring a subsequent termination of employment to receive payment. Last year the proxy advisory service, ISS, Inc., recommended a withhold vote for David Handler, a member of the Company's compensation committee, because of the single trigger arrangement.

        We urge all shareholders to vote FOR this resolution.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" PROPOSAL 3.

 Supporting Statement from the Company

        In considering the Union's Proposal, the Board urges shareholders to examine how the Company's classified board has consistently and successfully worked to create substantial shareholder value over the years. The Board also believes strongly that shareholders should consider carefully the track record of the proponent of this Proposal, which has made numerous attempts over the years to destroy, rather than enhance, shareholder value.

        More specifically, the Board of Directors recommends a vote against the Union Proposal for the following reasons:

  •
  The Company's classified Board structure supports and protects the Company's long-term growth initiatives.

  •
  The Company has a proven track record of enhancing shareholder value under the guidance and oversight of the classified Board.

  •
  The Union's supporting statement lacks merit.

  •
  The Union has consistently and actively opposed the Company's initiatives to increase shareholder value, create new jobs and generate additional tax revenue for state and local governments in order to advance its own agenda.

Analysis

The Company's classified Board structure supports and protects the Company's long-term growth initiatives.

        One of the key drivers of future growth for the Company is its ability to successfully identify, obtain and execute on long-term development projects. These projects often take many years to complete in order for legislation to be enacted, regulations to be approved, licenses to be issued, development transactions to be negotiated and, finally, facilities to be constructed. For example, the Company is currently actively involved in several new long-term and very promising projects, including new facilities in Kansas, Maryland and Ohio—states that have authorized certain forms of gaming in 2007, 2008 and 2009, respectively. The ability of the Company to provide a high degree of certainty to legislators, regulators and business partners relative to the Company's stability and continuity over the course of these long-term projects is an important element in the Company's ability to be awarded these opportunities. Among other things, a classified structure assures regulators that the Board will at all times consist of a majority of directors who have been thoroughly investigated and previously approved as "suitable" to be a director of a publicly traded, multi-jurisdictional gaming company. With a classified board, the Company can credibly assure potential development partners and state officials that the Board of Directors will provide a source of stability and continuity of direction over the long development cycle of any new gaming project.

The Company has a proven track record of enhancing shareholder value under the guidance and oversight of the classified Board.

        The Company has had a classified board structure in place since its initial public offering of common stock in 1994 and, therefore, believes that the Union Proposal should be considered in light of the Company's consistent record of enhancing shareholder value under the guidance and oversight of the Board with the current classified structure and an appreciation for the importance of a long term approach. The Company has long been one of the top performers in its peer group, even despite the extremely challenging economic conditions over the last few years. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth $1,208 on January 1, 2010 versus an average of $237 for the same investment in the Company's peer group companies with comparable trading histories:

Total Shareholder Return vs. Peer Group
1/1/2000 to 1/1/2010

        The Company has been built on a series of carefully considered acquisitions and prudent capital investments under the guidance of its classified Board. These transactions have included acquisitions such as Charles Town Races & Slots, Hollywood Casino Bay St. Louis and Boomtown Biloxi, CRC Holdings, Inc., Hollywood Casino Corporation, Argosy Gaming Company and Black Gold Casino at Zia Park as well as capital investments at properties such as Charles Town Races & Slots, Hollywood Casino at Penn National Race Course, Hollywood Slots Hotel & Raceway, Argosy Casino Lawrenceburg and Argosy Casino Riverside. We believe that the classified board structure has aided us in attracting and retaining director candidates with a high level of expertise and commitment to the Company who have overseen the Company's growth.

        Further, and perhaps more importantly, the Board has amply demonstrated its willingness to consider all possible strategies for returning wealth to shareholders as circumstances have permitted. Most notably, in 2007, at a time when the Board believed market multiples had substantially increased from prior years, the Board engaged in a structured process to market and sell the Company to the highest bidder resulting in a proposed sale transaction with affiliates of Fortress and Centerbridge. By strongly encouraging potential acquirers to deal directly with the Board, the classified board structure better positions the Company to negotiate effectively on behalf of shareholders to realize the greatest possible shareholder value. Also, in connection with the termination of the proposed sale transaction, the Board oversaw the negotiation and completion of the precedent setting termination arrangement that has provided the foundation for the strong balance sheet that the Company has utilized to fund many of its recent development opportunities. In addition, and more recently, as market conditions have permitted, the Company has repurchased over 9.4 million shares of the Company's common shares and common share equivalents. Accordingly, the Company does not believe that the classified board has impaired its ability to execute on these strategies and, to the contrary, the Board has fostered the successful growth of the Company.

The Union's supporting statement lacks merit.

        In the Board's opinion, the Union is more intent on painting the Company in a negative light than on discussing the relative merits of a classified board. The claims made by the Union in the supporting statement are without merit and ignore the detailed disclosure on these topics contained in the Company's past proxy statements. To that end, the Board would like to note where in this Proxy Statement shareholders can find a complete and objective discussion of the matters referred to in the supporting statement:

  •
  Board "Interlocks"—Notably, the Company does not have any board "interlocks" (as such term is defined by Item 407(e) of Regulation S-K of the SEC's rules) and the Company's statement to such effect can be found on page 56 of this Proxy Statement.

  •
  Compensation—A complete discussion of director compensation can be found starting on page 9 of this Proxy Statement, and a complete discussion of executive compensation can be found starting on page 22 of this Proxy Statement. Specifically, the Board would like to note on page 31 of this Proxy Statement that the base salary of the Company's Chief Executive Officer, Peter M. Carlino, was at the 57th percentile in 2009 relative to the base salaries of the chief executive officers of the Company's peer group for that year.

  •
  Pay for Performance—The Company's pay for performance philosophy is discussed throughout the Company's Compensation Discussion and Analysis starting on page 22 of this Proxy Statement and discussed specifically on pages 26 to 31 of this Proxy Statement. As a point of reference and as noted on page 26 of this Proxy Statement, 76% of the potential cash compensation for the Company's Chief Executive Officer in 2009 was based on the achievement of certain pre-defined performance metrics and, as noted in the chart above, the Company continues to be one of the top performers in its peer group.

        Accordingly, the Board believes the concerns raised by the Union lack merit and, in any event and for the reasons noted below, the Board further believes that the Union's proposal is not primarily motivated by corporate governance concerns.

The Union has consistently and actively opposed the Company's initiatives to increase shareholder value, create new jobs and generate additional tax revenue for state and local governments in order to advance its own agenda.

        The Board believes the Union's Proposal to remove the classified Board structure is not related to its status as a Company shareholder, but rather is simply another step in a long series of provocative actions by the Union's leadership to pressure the Company into agreeing to a national "card check" relationship with the Union. Under the card check framework sought by the Union, it would benefit greatly in terms of garnering substantial additional dues revenue, among other advantages, by representing most of the Company's employees, while denying those same employees the opportunity to make an informed decision in the course of a government-supervised election process and without the benefit of a fair and secret ballot election for those employees.

        The Board believes the arrangement urged by the Union, where a unionized status is essentially imposed on employees, would ultimately prove contrary to the best interests of the shareholders, the Company, our employees and our patrons. The Company has well-established and cooperative relationships with a number of other labor unions (which represent approximately 2,000 Company employees) and positive employee relations overall (including good relations with the approximately 270 employees represented by the Union's Local 1 at the Empress Casino in Joliet, Illinois—where, remarkably, the Union's local recently missed an important deadline to initiate negotiations regarding potential wage increases for its members). The Company's consistent efforts to foster positive employee relations were highlighted in the aftermath of Hurricane Katrina in 2005 and the devastating fire at the Company's Empress Casino Hotel in 2009 where, in both instances, the Company continued to provide wages and benefits to displaced employees well after pre-established benefits had been exhausted. Yet, despite this and apparently based on the Union's inability to generate interest directly from the Company's employees, the Union has targeted the Company for a corporate campaign for approximately six years. As a result, the current Union Proposal, the proposal they made last year and shortly thereafter withdrew, and frankly any future proposals the Union might make, must be viewed in the context of what we believe to be their ulterior motive.

        In waging its corporate campaign, the Union has undertaken a number of activities intended to interfere with the Company's growth and expansion plans, all of which have had the potential to destroy shareholder value. For example, in various conversations with Company personnel, representatives of the Union have acknowledged attempting to interfere with the Company's previous growth initiatives in Atlantic City (where the Company was at one time considering a large scale development project), Maryland (when the Company was proposing that slots be added to Rosecroft Raceway) and West Virginia (when the Company ran a county-wide campaign to permit table games at its Charles Town property) and have further stated that they intend to continue such activities. In addition, the Company has received a number of reports that representatives of the Union have been involved in aggressive recruiting and harassment of the Company's employees, including repeated and unwelcome home visits, physically intimidating conduct, late night phone calls and recruiters posing as government officials.

        Most recently, the Union has continued its attempts to disrupt the Company's growth activities by demanding that the Company execute an extremely one-sided neutrality agreement in connection with the upcoming opening of the Company's Cecil County, Maryland gaming facility. The Union has made this demand despite knowing that the Company had already executed a labor peace agreement with a local, credible union coalition comprised of SEATU (an affiliate of the Seafarer's union, which is Maryland-based and with whom the Company has a national relationship) and the UFCW Local 27 (a Maryland based union whose membership includes in excess of 25,000 workers in the region). Because of the Union's activities, the Company's Cecil County employees are likely to be confused and disrupted by multiple and overlapping organization attempts while facing the daunting task of opening a new facility. Moreover, the Company believes that the relatively few employees at the Cecil County facility eligible to be organized will not benefit from the imposition of a union and indeed should have the free choice provided by a secret election (consistent with the free choice they can exercise under the Company's current agreement with SEATU).

        The Company believes that these activities have been designed solely to further the Union's private agenda of increasing its membership ranks by threatening to undermine the Company's growth—all at the expense of the shareholder value which the Union purports to want to maximize. The Company has a cooperative, mutually beneficial relationship with a number of the labor unions we work with and makes extensive use of organized labor in our construction projects. The Union, however, has chosen a different and decidedly counterproductive path. Ironically, while attempting to pressure the Company, the Union's actions have had the effect of stymieing the creation of new jobs as well the generation of additional tax revenue for state and local governments.

        For the reasons indicated above, we believe that the Union Proposal is simply another attempt to assert pressure on the Company by causing it to expend significant resources to address an issue that has not proven to be detrimental to the Company's growth, prospects or ability to create shareholder value—in fact, for the reasons stated above, we believe that the classified structure of the Board has had a positive effect on the Company.

        For the reasons noted above, the Board unanimously recommends that the shareholders vote "AGAINST" proposal 3.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "executives" and "executive officers" refer to the Named Executive Officers of the Company as set forth in the Summary Compensation Table, which appears on page 41 of this Proxy Statement.

Executive Summary

        In 2009, the Company actively pursued a number of very significant opportunities for future growth and development and, given the Company's strong balance sheet and liquidity position, the Company is now fortunate to be developing four new facilities and significantly expanding the product offering at two existing facilities. When completed, these projects will significantly strengthen the Company's product offering by increasing the number of slot machines by approximately 33% and the number of table games by approximately 90%, as well as expanding the Company's geographic diversity.

        The Company also took steps in 2009 to further strengthen its balance sheet and liquidity position in the face of continued weakness in the overall economy. In the latter half of 2009, the Company issued $325 million of new long term debt, amended and extended its senior credit facility and retired existing debt with relatively near term maturities. The operating environment remained difficult as the consumer continued to battle with the slow pace of economic recovery; however, we believe the Company took, and continues to take, prudent steps to manage its costs to mitigate the impact on profitability from continued weakness in the overall economy. As result, the Company was able to end the year with an increase in total shareholder return of 27% and a pipeline of fully funded development projects.

        Compensation for executive officers in 2009 was generally in line with compensation amounts paid to the executive officers in 2008, a year in which no EBITDA bonus was paid and in which the Company faced similar operating challenges, but was able to make substantial improvement to its liquidity position and balance sheet that are now serving as the foundation for the Company's ability to capitalize on a very robust pipeline of future development opportunities. In addition, we think that management undertook an appropriate level of prudent risk taking in pursuing a destination resort in Las Vegas but not overpaying for such properties. Despite the continued pressure on the Company's operating results from macroeconomic factors, we think that management's efforts have created a substantial opportunity for the creation of shareholder value.

        In regards to our compensation program generally, in 2009, we evaluated alternative metrics for the external portion of our annual incentive compensation program for 2010. We continue to believe strongly in the underlying philosophy of utilizing free cash flow to measure performance; however, this metric has proven to be challenging to use as a practical matter. The peer group data has not been available in a timely manner and has required a higher level of analysis than we anticipated since companies in our peer group use different methodologies to determine free cash flow per share. As a result, we decided in early 2010 to adopt a new performance metric for the external portion of the annual bonus. In doing so, we sought to adhere to the same philosophy of choosing a metric that aligned with our shareholders' interests as well as provided a strong indicator of value creation and was consistent with our compensation philosophy of providing a pay for performance program. As more fully explained below, we concluded that using total shareholder return with a minimum threshold of performance in the top half of the peer group as the basis for determining the external portion of incentive compensation program would satisfy these objectives. A description of this new feature to our executive compensation program can be found commencing on page 29 of this Proxy Statement.

Company Performance

        In 2009, we believe the Company made substantial progress in capitalizing on the substantial amount of cash obtained in connection with the termination of the Merger Agreement, its relatively low debt amount as compared to its peer group and its continued strong free cash flow from its operating units. Together with the steps taken by the Company to prudently manage its capital structure, the Company continued to generate positive returns for shareholders despite the difficult operating conditions prevailing during 2009.

        In Ohio, in 2009, the Company supported a constitutional referendum initiative to authorize full scale casino gaming at four specified sites in the State of Ohio. In November, voters in Ohio approved this referendum and, as a result, the Company is in the process of developing gaming facilities in Toledo and Columbus, both of which are expected to open during the second half of 2012. In Toledo, the Company is planning to spend $300 million to construct a new Hollywood Casino designed to include a 125,000 square foot casino floor with up to 3,000 slot machines, 80 table games and 20 poker tables, a 2,500 space parking garage, plus food and beverage outlets and entertainment lounge. In Columbus, the Company has budgeted $400 million to construct a new Hollywood Casino that is expected to have a 180,000 square foot casino floor with up to 4,000 slot machines, up to 100 table games and 25 poker tables, a 4,000 space parking garage, plus food and beverage outlets and entertainment lounge. Further, in response to concerns raised by local community leaders in Columbus after the November elections, the Company agreed to work with local government leaders and community leaders to propose a relocation of the Columbus facility to the former Delphi Automotive plant on Columbus' west side, which location offers both improved customer access and greater community support. Further, its status as a brownfield site fits well with the Company's original vision of urban revitalization. The referendum to approve the relocation of the Columbus facility will be held on May 4, 2010.

        In Kansas, the Company and its partner, International Speedway Corporation, an affiliate of NASCAR® racing, were selected in late 2009 by the Kansas Lottery Gaming Facility Review Board to develop and operate a Hollywood-themed entertainment destination facility overlooking Turn 2 at Kansas Speedway in Kansas City. The Company and ISC plan to begin construction in the second quarter of 2010 with a planned opening in early 2012. With an overall budget of approximately $410 million, inclusive of land and licensing fees, this facility will feature a 100,000-square-foot casino floor with capacity for 2,300 slot machines, 61 table games, 25 poker tables, a high-energy lounge and a variety of dining and entertainment options.

        In Maryland, the Maryland Video Lottery Facility Location Commission selected the Company in October 2009 to develop and manage a video lottery terminal facility in Cecil County, Maryland. Promptly following the Company's selection, it commenced construction of a $97.5 million Hollywood-themed facility. The new facility is planned to feature 75,000 square feet of gaming space, 1,500 video lottery terminals, food and beverage offerings, and parking for over 1,600 vehicles and is expected to open to the public during the fourth quarter of 2010. The speed at which the Company has developed this project is expected to enable the Company to generate historically high returns on this project prior to the opening of two larger facilities located in areas nearer to more densely populated areas of the state.

        In West Virginia, the Company worked throughout the year with local community leaders to support a county-wide referendum to authorize the operation of table games at the Company's Charles Town Entertainment Complex. In December 2009, local voters approved this referendum and the Company immediately moved forward with its plans to add 85 table games and 27 poker tables, a high-end steakhouse/lounge, and a Hollywood on the Roof entertainment lounge, all of which are expected to be completed during the second half of 2010 and greatly enhance the attraction of this flagship property.

        Similarly, in Pennsylvania, the Company supported legislation during the latter half of 2009 to authorize table games at existing authorized locations within the Commonwealth. This legislation was enacted in January 2010 and the Company is moving forward with its plans to install approximately 40 table games and 12 poker tables at Hollywood Casino at Penn National Race Course during the latter half of 2010.

        In 2009, the Company completed significant upgrades at two of its existing facilities which will allow each of these facilities to more effectively capture market share as the economy recovers as well as protect them from the impact of additional expected competition. In Indiana, the Company opened the new casino riverboat at Hollywood Casino Lawrenceburg in June 2009. The new Hollywood-themed casino riverboat contains 3,225 slot machines, 88 table games, 41 poker tables, and new food and beverage offerings, as well as expanded parking and infrastructure improvements. In Illinois, the Company's planned renovations of the Empress Casino Hotel in Joliet, Illinois were disrupted by a devastating fire that completely destroyed the land based pavilion and closed the casino vessel for approximately three months. During that time, the Company took extraordinary steps to quickly plan a reopening of the gaming vessel and redesign its renovations plans to further improve the competitive positioning of the property that resulted in the recommencement of gaming operations in June 2009 and the opening of a new parking structure and a new land based pavilion containing upgraded food and beverage and entertainment in 2010. Notably, the Company also took steps to mitigate the impact of this disaster on its employees and the local community, thereby substantially strengthening its employee and community relations, by voluntarily extending wage and benefit coverage beyond pre-existing limits and organizing efforts to utilize its out of work employees to provide community service during the period that gaming operations were suspended.

        From an operational perspective, 2009 proved to be challenging as the Company's operations continued to reflect the impact of soft consumer spending and the slow pace of economic recovery. While customer visits were only modestly lower in 2009, customers at almost every property across the Company decreased their spending per visit, resulting in a 2.2% decrease in net revenue as compared to 2008. However, with the prudent steps taken by management to control costs and balance workforce reductions and other cost mitigation efforts with the prospects for future recovery, the Company's property level EBITDA margin declined just 1% in 2009 as compared to 2008, though this margin decline resulted in a property level EBITDA decline of approximately 5.7% in 2009 as compared to 2008.

        Despite these operational challenges, the Company was able to further strengthen its already strong balance sheet and liquidity position in 2009 by successfully completing the placement of $325 million of new senior subordinated notes due 2019 that enabled the Company to essentially refinance the entire amount of $200 million senior subordinated notes that would have been due in 2011. Further, the Company was able to amend and extend the terms of its senior secured credit facility to extend the maturity of the revolving credit portion of the facility from October 2010 to July 2012 and increase the amount of flexibility the Company has under a number of financial and other covenants contained in the loan documents. Additionally, the Company prepaid approximately $110 million of its term debt that was scheduled to come due over the next few years.

        For a complete discussion of the Company's performance in 2009, reference should be made to Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 33 to 63 of the Company's Annual Report on Form 10-K for the year ended December 31, 2009, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

        As a result of these accomplishments, the Company continued to generate a positive return for shareholders in 2009, with the Company's stock price closing the year with a 27% return for the year. In addition, the Company continued to significantly outperform its peer group over the long term. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth $1,208 on January 1, 2010 versus an average of $237 for the same investment in our peer group companies with comparable trading histories:

Total Shareholder Return vs. Peer Group
1/1/2000 to 1/1/2010

Peer Group

        With respect to the Company's peer group, we review the peer group at the beginning of each fiscal year to determine whether any changes are warranted from the prior year's peer group. As a general matter, we have determined that the appropriate peer group for the Company consists of the largest companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruiting and retention purposes. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from other gaming operations. In addition, since gaming and racing are highly regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the State Police or an equivalent investigatory agency of their personal financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi jurisdictional gaming and racing company tends to consist mostly of individuals who are already working within the gaming industry and among our peer group.

        For 2009, we determined that the peer group to be used for benchmarking purposes would consist of Ameristar Casinos, Inc., Boyd Gaming Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Mirage, Pinnacle Entertainment, Inc., Trump Entertainment Resorts, Inc. and Wynn Resorts, Ltd. In addition, we take into consideration any available compensation data from Harrah's Entertainment, Inc. and Station Casinos, Inc., each of which were taken private but continue to file periodic reports under the Exchange Act.

Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic interests. Specifically, the Company's compensation objectives are as follows:

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and preserve the Company's credibility in the capital markets.

  •
  Create a pay for performance compensation program that will incentivize management to perform across a range of business and economic circumstances.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

        The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company, the business unit they are part of, and their own individual contribution.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance based compensation but utilizes several different performance metrics to ensure that management is appropriately incentivized across a number of different business and economic environments and appropriately considers each of the principal objectives of the Company's business strategy. In 2009, the total cash opportunity (exclusive of equity compensation) of the Company's Chief Executive Officer consisted of approximately 24% of guaranteed compensation (in the form of base salary) and 76% of potential performance based compensation.

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 31 for a discussion of the specific actions taken with respect to executive compensation in fiscal year 2009 and thus far in 2010. For a detailed description of the Compensation Committee's role and responsibilities, as well as the retention and use of our independent compensation consultant (Strategic Apex), please see "Compensation Committee" beginning on page 5.

        Base Salary.    The base salary of each named executive officer is targeted to approximate the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We target the 50th percentile in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Salaries may then be adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Incentive.    The Company's annual incentive plan was designed to incentivize the executive officers and other members of management to achieve the objectives that we believe are most likely to increase shareholder value without undermining the Company's credibility in the capital markets, which is critical to fund capital intensive future growth opportunities at the lowest possible cost of capital. We believe that the principal measures that drive enterprise value are EBITDA and free cash flow. In addition, we also believe that these metrics are important to the credit analysis undertaken by potential lenders. Accordingly, in 2009, as we have done in prior years, we utilized each of these measures to determine the annual incentive opportunity for our executives. In 2010, however, we elected to replace the free cash flow metric with a set of metrics based on total shareholder return. To ensure that such executives are appropriately incentivized across a variety of business and economic conditions, we set one measure referenced by an internal goal and another measure referenced by one or more external goals based on the Company's performance against its peer group and other external benchmarks.

        For 2009, the internal measure portion of the annual incentive plan provided for the payment of incentive compensation based upon the Company's achievement of its "EBITDA" goal for the year. Conceptually, the term EBITDA refers to "earnings" before interest, taxes, depreciation and amortization. In order to provide a clear reconciliation to generally accepted accounting principles, or GAAP, we base our EBITDA calculation on the Company's income from operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets and other non-recurring events, and inclusive of gain or loss from the Company's joint venture. Each quarter, the Company publicly discloses its EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of EBITDA to net income (GAAP) and income from operations (GAAP) to EBITDA in connection with each such announcement.

        We set the ranges of bonuses payable pursuant to the internal measure for each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group. The following table shows the range of awards payable pursuant to the internal measure for each executive as a percentage of annual base salary for the 2009 and 2010 fiscal years:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
Chairman and Chief Executive Officer	50%	100%	150%
President and Chief Operating Officer	42.5%	85%	127.5%
Senior Vice President and Chief Financial Officer	37.5%	75%	112.5%
Senior Vice President and General Counsel	25%	50%	75%
Senior Vice President of Regional Operations	25%	50%	75%

        The target bonus is payable when the Company meets or exceeds its EBITDA goal for a given year, subject to any required adjustments under the 2008 Long-Term Incentive Compensation Plan (the "2008 Plan") for certain extraordinary and unforeseen circumstances outside of management's control. For any portion of executives' annual incentive bonuses to be paid with respect to the internal measure, the Company must achieve a threshold amount of EBITDA. This threshold was set at 2% less than the EBITDA goal in 2009 and 10% less in 2010. In order for the maximum amount of compensation to be paid, the Company must meet or exceed the maximum amount of EBITDA. This threshold was set at 2% more than the EBITDA goal in 2009 and 5% more in 2010. In response to fluctuations in the economy and to reflect what we believe is the more common compensation practice among companies of comparable size and consistent with the achievement measurements generally set by our peers, we lowered the threshold and increased the maximum in 2010. We have discretion to pay this award in cash, equity or any combination of cash and equity.

        The external measure portion of the Company's annual incentive plan is based on the Company's performance as compared against its peer group. For 2009, the external measure portion was based on free cash flow per share. Free cash flow measures the amount of cash that the Company generates from its operations that is available for acquisitions, investment in expansion of existing properties, to develop new projects or to pay down debt. Conceptually, free cash flow can be thought of as the amount of actual cash generated by the Company (whether from EBITDA or extraordinary sources of cash such as the cash termination fee received in connection with the termination of the Merger Agreement with Fortress and Centerbridge) less amounts that the Company believes it has little or no discretion to pay such as interest, taxes and general facility maintenance. Free cash flow requires management to factor in the costs of capital, assets and acquisitions, as well as operating results and legislative risk.

        For the 2009 fiscal year, the payment of incentive bonuses in respect of the external measure portion of the Company's annual incentive plan is based upon the Company's achievement of pre-established goals regarding the growth of the its free cash flow per share over a two year period compared against the peer group performance during the same period. In making this determination, we factor in all required adjustments under the 2008 Plan so that non-recurring events, such as timing issues relating to receipt of insurance proceeds or the impact of board approved capital decisions, do not inappropriately impact the Company's or its peer group's data. Further, since the Company's competitors do not publicly disclose the breakdown between project and maintenance capital expenditures (a key component of free cash flow), we assume that maintenance capital expenditures are 50% of the total depreciation reported by each of the Company's competitors.

        The following sets forth the free cash flow goals (in relation to the free cash flow of the Company's peers) of the external measure portion of the annual incentive plan for 2009:

• Threshold:	50th percentile (median) performance
• Target:	75th percentile performance
• Maximum:	Highest of peers

        Since the Company has historically been a top performer, we approved a threshold external measure that provides that, before any award would be paid, the Company must have a result that, when ranked against the Company's peer group, placed the Company in the top one-half of companies in the peer group. The target is set at a ranking equal to at least the middle of the top half of competitor results. For maximum payout, the Company must outperform all of the companies in the peer group. We have discretion to pay this award in cash, equity or any combination of cash and equity.

        Like the internal measure, we set the ranges of bonuses payable pursuant to the external measure for each executive as a percentage of annual salary, consistent with the standard competitive practice of the Company's peer group for annual incentive programs. The following table shows the range of awards payable pursuant to the external measure for each executive as a percentage of annual base salary for 2009:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
Chairman and Chief Executive Officer	50%	100%	175%
President and Chief Operating Officer	42.5%	85%	148.75%
Senior Vice President and Chief Financial Officer	37.5%	75%	131.25%
Senior Vice President and General Counsel	25%	50%	87.5%
Senior Vice President of Regional Operations	25%	50%	87.5%

        In 2009, we decided to consider alternative metrics for the external portion of our annual incentive compensation program for 2010. While we continue to believe in the relevance of utilizing free cash flow to measure performance, this metric has proven difficult to use as a practical matter. Typically, the necessary comparable data from our peer group is not available until well after the first quarter of the year, and it often requires a substantial amount of analysis to ensure that the free cash flow results for each peer group company is being calculated in the same manner and consistent with past years. As a result, we decided in early 2010 to adopt a new performance metric for the external portion of the annual incentive bonus.

        In considering a new metric for this purpose, we wanted a metric that, like free cash flow per share, was highly correlated to shareholder value since, for all of the reasons noted above, we believe it is important for management to focus on and be rewarded for generating an increase in shareholder value. In addition, we wanted a metric that we believed strongly aligned executive compensation with shareholder value creation. In light of those considerations, we concluded that using total shareholder return as the metric for comparing the Company's performance to that of its peers would fulfill both those objectives. Further, and especially in light of the recent turbulence in the economy and financial markets, we thought shareholders would appreciate a broad based program that not only measured the Company's performance against its peer group, but also across the range of the other investment opportunities that shareholders consider in deploying their capital. Therefore, for 2010, we have designed the external portion of the annual incentive compensation program to be based on how the Company's total shareholder return compared to the total shareholder return of companies included in three different indices: (a) the Company's industry peer group; (b) the S&P Leisure Time Select Industries Index; and (c) the S&P 500. We refer to this external measure portion of the annual incentive compensation plan as the total shareholder return plan (the "TSR Plan"). Total shareholder return, or TSR, is an indicator of a company's overall performance and, as used in connection with the TSR Plan, means the total return measured by share price movements on an investment in the stock of a public company over a specified period, taking into account the reinvestment of dividends, if any.

        Under the TSR Plan, which the Company will utilize for the 2010 fiscal year, the payment of incentive bonuses in respect of the external measure portion of the Company's annual incentive plan will be based on the Company's share performance over a 1-year, 3-year and 5-year period as compared against the TSR of the companies listed in each index. Accordingly, as shown in the table below, TSR will be measured against nine benchmarks: the median of one, three and five year TSR for an industry peer group and the average of one, three and five year TSR for the S&P Leisure Time Select Industries Index and the S&P 500:

Index	1 Year TSR	3 Year TSR	5 Year TSR
Industry	Exceed Median TSR	Exceed Median TSR	Exceed Median TSR
S&P Leisure Time Select Industries Index	Exceed Average TSR	Exceed Average TSR	Exceed Average TSR
S&P 500	Exceed Average TSR	Exceed Average TSR	Exceed Average TSR

        Since the Company has historically been a top performer, the Company's share performance will have to exceed the median or average of each index in order for such target to be considered met for that year. In order to receive the maximum bonus payout, all nine targets must be met. The maximum bonus payable under the TSR Plan for 2010 for each executive as a percentage of annual base salary is as follows:

Executive	Maximum Bonus
Chairman and Chief Executive Officer	150%
President and Chief Operating Officer	127.5%
Senior Vice President and Chief Financial Officer	112.5%
Senior Vice President and General Counsel	75%
Senior Vice President of Regional Operations	75%

        If less than all nine targets are met, the TSR Plan provides for a payout of the portion of the maximum bonus amount that corresponds to the proportion of the number of targets achieved out of the nine TSR indices, with one-ninth of the maximum bonus paid for the achievement of each target.

We have discretion to pay the external measure of the annual incentive award in cash, equity or any combination of cash and equity.

        Equity Compensation.    We believe that the award of stock options is a critical component of the Company's executive compensation program because stock options most directly tie executive compensation to the Company's ability to increase shareholder value, with respect to which, as illustrated by the total shareholder return table on page 25 of this Proxy Statement, the Company has historically outperformed its peer group. Our experience shows us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that a portion of each executive's compensation package, particularly stock options, will grow in value as shareholder value is increased—even for executives who already hold a sizable number of shares of the Company, such as Mr. Carlino. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, we believe that equity compensation has been a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan approved by shareholders at the 2008 Annual Meeting of Shareholders, awards to employees are administered by the Compensation Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years for options) before all or a portion of their awards may be settled. The 2008 Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights. In addition, the 2008 Plan does not provide for cash dividends or the equivalent, except with respect to restricted stock awards. Finally, the 2008 Plan includes a fungible share concept that requires the Company to count each share awarded as restricted stock, phantom stock units or any other "full value" stock award as an award of 2.16 shares for purposes of counting the shares available for issuance under the 2008 Plan.

        To counter the dilutive effects of equity compensation, on July 3, 2008, the Company announced the Board's authorization to repurchase up to $200 million of the Company's common stock through July 2010 through open market or privately negotiated transactions, subject to applicable securities laws and appropriate market conditions. The Company has repurchased over 9.4 million shares of its common stock and common share equivalents since such time, which it believes has offset the dilutive impact of all options and other equity awards that have been and may be granted under the 2008 Plan. By way of contrast, the 2008 Plan only authorizes equity awards for a maximum of 6.9 million shares of common stock.

        In determining the amount of shares subject to options granted under the 2008 Plan, we seek to grant a fixed number of stock options to employees, including the named executive officers, unless individual performance or Company performance merits an adjustment from such amount. We believe that this fixed approach to equity compensation has helped account for the stability that the Company has experienced in its executive management team. By providing a reasonable and predictable amount of equity compensation each year, we have generally been able to retain and strengthen the Company's executive management team through both up years and down years and through, most notably, the extraordinarily long period during which the merger transaction with Fortress and Centerbridge (the "Merger") was pending. In addition, we believe that the fixed grant approach is better for shareholders than an approach that seeks to obtain a particular dollar target based on the presumed value of an option on the date of grant. Under the latter approach, while the amount of stock options needed to meet such target decreases as stock price rises, the reverse is true in declining markets—as stock price declines, the amount of stock options needed to meet such targets increases, exacerbating the dilutive impact of the options. In our view, dollar-based stock option grants are not desirable especially in light of the fact that stock options by their very nature are designed to provide compensation to executives only to the extent that the stock price rises above the exercise price. As shown by the current market, such compensation is by no means guaranteed. Further, we do not consider the ASC 718 value of the stock options because we do not believe that the value assigned for this purpose provides as meaningful an indication of value to an executive (particularly in the context of attracting and retaining executives) as reflected for accounting purposes.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective non-qualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a match of up to 5% of the base salary and annual bonus that an executive defers under the plan. All amounts deferred by the executive are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 45 of this Proxy Statement.

        Benefits and Perquisites.    We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company. The Company also provides certain executive officers with the following supplemental benefits and perquisites: life insurance coverage, country club membership, reimbursement for automobile usage, and reasonable personal use of Company aircraft. All such supplemental benefits and perquisites are subject to applicable federal, state and local taxation and the specific detail on the payment of supplemental benefits and perquisites in 2009 can be found on page 42 of this Proxy Statement.

Analysis of Compensation

        Base Salary.    For 2009, we determined that the base salary of each executive officer was competitive, fair and reasonable after reviewing the base salaries of the Company's peer group and consideration of the other factors noted above. The base salary of the Chief Executive Officer was at the 57th percentile, and the base salaries of the other named executive officers ranged from 14th percentile to the 58th percentile. As a result, we deemed it appropriate to increase each executive officer's base salary by 3%, which is the same general base salary increase that management recommended for all of the Company's other corporate employees. The Company arrived at its decision to increase the base salaries of all corporate employees by 3% based on its view that it was important to convey that, despite the general economic conditions, the impact of the economy on the Company's results of operations, and the fact that generally performance bonuses were not paid with respect to 2008, the Company remained healthy, financially secure and committed to paying competitive compensation to its current employees and to future candidates for employment with the Company.

        For 2010, we confirmed that the base salary of each executive officer continued to remain competitive, fair and reasonable after reviewing the base salaries of the Company's peer group and considering the other factors noted above. The base salary of the Chief Executive Officer was at the 62nd percentile, and the base salaries of the other named executive officers ranged from the 26th percentile to the 77th percentile. Based on this review, we deemed it appropriate to increase each executive officer's base salary by 3%, which is the same general base salary increase that management recommended for all of the Company's other corporate employees. The Company's decision generally to increase the base salaries of all corporate employees by 3% was based on its projection of the labor market movement and its view that such an increase was necessary for the Company to remain competitive in the marketplace.

        Set forth below are the 2010 base salaries for each of the named executive officers listed in the Summary Compensation Table:

Executive	2010 Salary	Percentage Increase over 2009 Base Salary
Chairman and Chief Executive Officer	$1,655,004	3%
President and Chief Operating Officer	$1,326,125	3%
Senior Vice President and Chief Financial Officer	$772,335	3%
Senior Vice President and General Counsel	$446,851	3%
Senior Vice President of Regional Operations	$515,000	3%

        Annual Incentive—Internal Measure.    In 2009, the named executive officers received a cash payment under the internal measure portion of the annual incentive plan equal to approximately 56% of the Target Bonus outlined above under "Overview of Compensation Program." For purposes of the 2008 Plan, EBITDA for 2009 was $614 million after giving effect to the required adjustments under the 2008 Plan for such things as the timing of the insurance receivable for the Joliet fire and the payment of certain investment expenses incurred by the Company in connection with its development initiatives. The target EBITDA for 2009 was $625 million, which was the amount the Company announced as its EBITDA guidance in connection with its fourth quarter 2008 earnings call held on February 5, 2009, and the threshold EBITDA was $612.5 million (calculated as target EBITDA less 2%).

        The following table indicates the calculation of the bonus award and the actual amount paid to each executive as a percentage of annual base salary for 2009 based on the level of EBITDA achieved in relation to the established goals (maximum bonus levels have been excluded from the table because actual results were between established threshold and target bonus levels):

Executive	Threshold Bonus	Target Bonus	Actual Bonus	Actual Payment
Chairman and Chief Executive Officer	50%	100%	56%	$899,808
President and Chief Operating Officer	42.5%	85%	47.6%	$612,850
Senior Vice President and Chief Financial Officer	37.5%	75%	42%	$314,933
Senior Vice President and General Counsel	25%	50%	28%	$121,474
Senior Vice President of Regional Operations	25%	50%	28%	$140,000

        In addition, in recognition of the Company's numerous accomplishments in 2009 to build the Company's development pipeline as outlined above under "Company Performance," we also approved a discretionary award of restricted stock to the management team with grants to each named executive officer as follows:

Executive	Grant Date Fair Value	Restricted Shares
Chairman and Chief Executive Officer	$706,997	30,739
President and Chief Operating Officer	$481,528	20,936
Senior Vice President and Chief Financial Officer	$247,457	10,759
Senior Vice President and General Counsel	$95,450	4,150
Senior Vice President of Regional Operations	$110,009	4,783

        We believe that these awards serve to both recognize management's extraordinary efforts to position the Company for growth as the economy recovers and, more importantly, as a valuable and effective retention tool. We concluded that awards of restricted stock were appropriate under the circumstances giving rise to these grants because restrictions on these awards lapse in equal installments over a three-year period, which we believe corresponds to the time period during which these projects are expected to be completed. We based the value of the awards on the additional compensation that would have been payable to each executive if the Company's adjusted EBITDA for 2009 was $625 million—the EBITDA required for achievement of the target bonus level. The number of restricted shares granted to each executive was calculated based on the closing share price of the Company's stock on February 17, 2010 of $23.00.

        For 2010, the target amount for the internal measure portion of the Company's annual incentive plan was established at $563.0 million, which is the amount the Company announced as its EBITDA guidance in connection with its fourth quarter 2009 earnings call held on February 4, 2010. For a complete discussion of the assumptions underlying the Company's 2010 estimate of EBITDA and the other risk factors to be considered in connection therewith, please refer to the Company's press release included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on February 9, 2010. Absent an adjustment as required under the 2008 Plan for certain extraordinary circumstances outside of management's control, the threshold EBITDA required to be generated before any compensation becomes payable under the internal measure would be $506.7 million, and the EBITDA required to be generated in order to earn the maximum amount of incentive compensation under the internal measure portion of the annual incentive plan would be $591.15 million.

        Annual Incentive—External Measure.    In November 2009, the Company paid to its named executive officers the number of shares set forth in the table below in respect of the external measure component of the annual incentive plan based on the growth of the Company's free cash flow per share over the two year period ended December 31, 2008 as compared against the peer group performance over the same period. The Company's free cash flow results as compared to its peers for such period placed the Company in the 87th percentile relative to its peers. Accordingly, executives received an amount for 2008 above the target bonus under the external measure portion of the Company's annual incentive plan. The award for meeting external measure goals was paid in shares of restricted stock with forfeiture restrictions that lapse in equal annual increments over a three year period.

        The payments for the period ended December 31, 2008 under the free cash flow component of the annual incentive plan were as follows:

Executive	Restricted Shares
Chairman and Chief Executive Officer	79,714
President and Chief Operating Officer	54,292
Senior Vice President and Chief Financial Officer	27,900
Senior Vice President and General Counsel	10,761
Senior Vice President of Regional Operations	12,403

        For 2009, the peer group's free cash flow results for the period ended December 31, 2009 are not expected to be confirmed until after the date of this Proxy Statement, and, as a result, the external measure portion, if any, of the annual incentive plan has not yet been determined.

        For 2010, the external measure portion of the annual incentive plan for the Company's executives will be paid under the TSR Plan described above under "Elements of Compensation-Annual Incentive" beginning on page 27.

        Equity Compensation.    Consistent with the Company's practice to make its annual stock option grants on the first business day of the year, or January 2, 2009, options to purchase shares of common stock were granted to our named executive officers as follows: Peter M. Carlino, options to purchase 300,000 shares; Timothy J. Wilmott, options to purchase 200,000 shares; William J. Clifford, options to purchase 150,000 shares; Jordan B. Savitch, options to purchase 70,000 shares; and John V. Finamore, options to purchase 40,000 shares. The exercise price of each option was set at $21.38 per share—the closing price of a share of common stock on the trading day prior to grant in accordance with the 2008 Plan. The options granted in 2009 vest at the rate of 25% per year, generally subject to the executive's continued employment.

        Consistent with our philosophy regarding stock option grants, we granted the same fixed number of shares in 2009 to Mr. Carlino as were granted in 2008. In granting a fixed number of stock options to the Chief Executive Officer for 2008, we considered the extent to which the grant would reward the Chief Executive Officer for increasing shareholder value and the Chief Executive's central role in overseeing the Company's success. We also considered the size of the grant in relation to the total shares outstanding, which represented approximately 0.4% of the total shares outstanding. Further, we considered the Company's performance against its peers which, as more fully described in the Proxy Statement for the 2009 Annual Meeting of Shareholders, placed the Company among the top performers in the industry across a broad range of categories. Based on these factors, we determined, as we have in previous years, that the fixed grant of 300,000 stock options was appropriate to reward and incentivize the Chief Executive Officer to increase shareholder value.

        With respect to the other named executive officers, we utilized a methodology based on the number of options granted to the Chief Executive and then adjusted downward so that the size of the grants were approximately proportionate to the difference in the total cash opportunity available to each of the named executive officers. If appropriate, we may further adjust the amounts based on input from the Chief Executive Officer regarding such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. In 2009, we did not deem any such adjustments appropriate and, accordingly, granted the same fixed number of shares in 2009 to the other named executive officers as were granted in 2008.

        On January 2, 2010, we made annual stock option grants to the Company's officers and key employees for 2010. Consistent with our philosophy regarding option grants, we granted the same fixed number of shares in 2010 to the Chief Executive Officer and the other named executive officers as were granted in 2009. Options to purchase shares of common stock were granted to the named executive officers as follows: Peter M. Carlino, options to purchase 300,000 shares; Timothy J. Wilmott, options to purchase 200,000 shares; William J. Clifford, options to purchase 150,000 shares; Jordan B. Savitch, options to purchase 70,000 shares; and John V. Finamore, options to purchase 40,000 shares. The exercise price of such options was set at $27.19 per share—the closing price of the common stock on December 31, 2009, the trading day prior to the date of grant in accordance with the 2008 Plan. The 2010 options vest at the rate of 25% per year, generally subject to continued employment.

Employment Agreements

        The purpose of this section is to provide an overview of the strategic rationale for the use of employment agreements, as well as an analysis of certain key terms utilized in the employment agreements for the named executive officers. For a detailed discussion of the terms contained in each named executive officer's employment agreement, please refer to pages 50 to 52 of this Proxy Statement.

Strategic Considerations

        There are a number of strategic objectives that we expect to achieve by entering into employment agreements with certain key employees:

  •
  Attract and retain talented executives;

  •
  Limit potential liability emanating from the termination of executives, including the total severance that may be paid to an executive in the event that the Company elects to terminate him or her without cause;

  •
  Provide an effective retention mechanism, particularly during the extraordinarily long period that it takes to consummate a transaction in the gaming industry; and

  •
  Provide the Company with effective and comprehensive protection of its strategic plans, intellectual property and human capital.

        The Company generally seeks to enter into employment agreements with corporate executives having the title of vice president and above and with the general manager of each of its gaming and racing properties. In arriving at this determination, the Company sought to minimize the number of individuals with whom it had employment agreements while at the same time achieving the objectives above. Relevant to this approach, the Company considers the standard competitive practices in the gaming and racing industry. For key employees with whom the Company does not seek to have employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Key Terms

        Term.    The term of the employment agreement for each of the Chairman and Chief Executive Officer and the President and Chief Operating Officer is five years. Each other named executive officer's employment agreement has a three year term. The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

        With respect to Mr. Wilmott, the five-year term was intended to provide a reasonable period of time for the Company and Mr. Wilmott to mutually determine whether Mr. Wilmott would have the opportunity to serve as the Company's Chief Executive Officer. Accordingly, Mr. Wilmott's employment agreement does not require the Company to appoint him Chief Executive Officer but it does provide Mr. Wilmott with the option after three years to resign for good reason (and be entitled to the termination payments described below under "Termination") if he is not appointed Chief Executive Officer.

        With respect to Mr. Carlino, the five-year term was deemed reasonable given the leadership and accomplishments Mr. Carlino has demonstrated and achieved over the 16 years he has served the Company. Among other things, the Board credits Mr. Carlino with putting together and executing the acquisition strategy and recruiting the management team that has fueled the Company's growth since 1994.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its named executive officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason except as noted on page 50 with respect to Mr. Carlino and Mr. Wilmott) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection of its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company anywhere in North America, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information.

        The minimum number of months that each executive is bound by the restrictive covenants are as follows: 36 months for the Chairman and Chief Executive Officer, 24 months for the President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer and 18 months for all other named executive officers. The Board selected these time periods based on its determination about the extent to which each individual's tenure with, and knowledge of, the Company might be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination). In limited circumstances, an executive may opt out of the non-competition provision provided such executive repays any amounts paid and forfeits amounts payable by the Company in respect of the period for which such executive has elected not to be subject to the restrictive covenant.

        The additional payments consist of a cash payment equal to the executive's base salary and annual cash bonus (based on the highest salary and annual cash bonus paid during the previous two years calculated on a monthly basis) multiplied by the greater of (i) the minimum number of months that such executive is bound by the restrictive covenants and (ii) the number of months remaining in the employment term. In addition, the executive is permitted continued vesting of stock options during the period for which the executive remains bound by restrictive covenants. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants in the event the Company elects to terminate the executive's employment without cause.

        Change in Control.    In the event of a change in control, each named executive officer is entitled to receive a cash payment equal to three times the sum of his base salary and annual cash bonus (based on the highest amount paid in the two preceding calendar years). Such payment would be made in two lump sums with 75% paid on the closing date of the change in control and 25% paid on the 75th day following the change in control, subject to the executive's continued employment with the Company during such period (unless earlier terminated by the Company). In addition, upon a change in control, any unvested equity compensation held by any employee of the Company, including any named executive officer, will become vested. To the extent that an executive receives a cash change-in-control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        In providing executives with a "single trigger" change in control payment, we believe that we have carefully considered the costs and benefits of such a provision as compared to a "double trigger" change in control provision. Conceptually, the former type of provision triggers a payment upon the occurrence of a single event, typically the closing of a change in control transaction, whereas the latter type of provision typically requires both a change in control and a subsequent termination of employment. Given the long period of time it takes to consummate change in control transactions involving a publicly-traded, multi-jurisdictional gaming and racing company, it has been our experience that a "single trigger" change in control payment provides the Company with an effective and durable retention mechanism that incentivizes each named executive officer to remain with the Company during the long period between entering into an agreement that will result in a change in control and the consummation of that change in control. As demonstrated by the Company's own experiences in its acquisitions of Hollywood Casino Corporation and Argosy Gaming Company, as well as the recent transactions involving Harrah's Entertainment Inc. and Stations Casinos, Inc., change in control transactions in the gaming and racing industry can take between eleven and fifteen months to complete because of the regulatory, investigatory and administrative requirements across a variety of jurisdictions. As a result of the Company's change in control arrangements, during the pendency of the closing of a transaction, the Company's executives are strongly incentivized to remain employed and to continue to work towards the consummation of a transaction favorable to shareholders.

        We believe that the value of our single trigger change in control provisions was amply demonstrated in the events surrounding the potential Merger with Fortress and Centerbridge. The Company entered into the Merger Agreement on June 15, 2007. The terms of the Merger Agreement provided that, subject to certain conditions, the parties had approximately 16 months to complete the transaction. Upon announcement, the Company's stock price immediately jumped 31% over the closing price of the common stock on June 14, 2007 to $62.12 per share and continued to trade above $56 per share through December 31, 2007. Absent the "single trigger" change in control provisions, we believe that each of the Company's executive officers would have had a compelling reason to resign his or her position to realize the benefit of the premium in the Company's stock price. However, we believe that the design of the Company's change in control provisions resulted in the Company successfully retaining its entire management team, which we view as a critical benefit to the Company and its shareholders since the Merger transaction was ultimately terminated.

        In determining the cash portion of the any potential change in control payment, we also considered the impact such provisions (including the potential impact of the excise tax gross up described below) might have on the value of the Company and concluded that such amounts are reasonable given the benefits received by the Company. For example, in the Merger, the total amount of payments that could have been made to named executive officers on account of change in control provisions (including gross up payments where applicable) in their employment agreements accounted for approximately 0.34% of the total consideration that would have been paid upon consummation of the transaction.

        Excise Tax Gross-Up.    Each executive's employment agreement provides him with protection if a change in control or termination payment results in an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In such event, the executive officer is entitled to a gross-up payment to the extent necessary so that the net amount paid to the executive is equal to the amount that would have otherwise been due to the executive under the applicable terms of the employment agreement absent the impact of Section 280G of the Code. We believe that such gross up payments are appropriate to ensure that an executive does not lose the benefits of the payments to which such tax may be applied. If the excise tax were to reduce the net after-tax amount received by the executive, the benefits to the Company of the employment agreements—namely, retention during change in control transactions and compliance with restrictive covenants following involuntary terminations of employment—would be proportionately diminished.

        In addition, the excise tax creates disproportionate and adverse impacts on different classes of executives. Since it is generally calculated based on the amount of change-in-control payments relative to an executive's average taxable income from the Company over the five year period preceding the change in control, an executive with a lower average income will more likely be subject to the excise tax than a similarly situated executive with a higher income history. For example, contrary to the notion of long term value creation, the excise tax is more likely to be imposed on an executive who chooses not to exercise (and therefore not to generate income on) his stock options prior to a change in control since the executive will have a lower average compensation history than an executive who exercised and previously recognized income on his options. Further, by setting reasonable levels of payments in respect of change in control transactions and post-termination restrictive covenants, the Company does not believe that the payment of any gross up amounts in respect of the excise tax is likely to adversely impact the value of the Company. Finally, especially in light of the long period necessary for the Company to close a change in control transaction, the Company believes that it can mitigate or eliminate the need to gross up any payments.

Other Compensation Policies

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance-based award. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider compensation that may not be fully tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Restatements.    The Company does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, we would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

        Timing of Option Grants.    In December 2006, we adopted a stock option grant procedure, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the first trading day of the calendar year provided that we approve such grants after the completion of the Company's budget for such year but in advance of the beginning of such year. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment, promotions and upon the renewal of employment contracts are made on the day employment commences, the promotion is effective or the employment contract is renewed, respectively. The stock option procedure is designed to make the timing of option grants predictable and prevent grant timing abuses. Options granted in 2009 to executives were granted in accordance with this procedure. All grants are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

 Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 22 through 38 of this Proxy Statement (the "Compensation Discussion and Analysis") with the management of the Company.

        Based on the review and discussions described above, the Compensation Committee recommended to the Company's Board of Directors that the Company's Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Z. Shattuck

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2009:

	(a)	(b)	(c)*
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by shareholders	9,942,375	$27.8731	4,401,889
Equity compensation plans not approved by shareholders	23,750	7.95	—

Total	9,966,125	$27.8256	4,401,889

*
The 2008 Long Term Incentive Compensation Plan provides that while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, phantom stock units and other full value stock awards are counted as issuing 2.16 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan.

Option Grant to the Company's Chairman

        On February 6, 2003, the Compensation Committee granted Peter M. Carlino stock options to purchase 95,000 shares, of which 23,750 shares are vested and unexercised, of the Company's common stock at an exercise price of $7.95 per share (adjusted to reflect the Company's March 7, 2005 two-for-one stock split), which was the closing price of the Company's common stock on the day before the options were granted. These stock options, which were granted prior to the adoption of the Company's 2003 Long Term Incentive Compensation Plan, were not granted under the 1994 Stock Option Plan because sufficient shares did not remain available for grant under such plan. The stock options vested 25% on each of February 6 of 2004, 2005, 2006 and 2007 and expire on February 6, 2013. The terms of the stock options may be amended only by a written agreement between Peter M. Carlino and the Company that is approved by the Compensation Committee.

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2009, 2008 and 2007 by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated individuals serving as executive officers on December 31, 2009 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter M. Carlino	2009	1,605,360	706,997	2,743,710	899,808	289,043	6,244,918
Chairman and Chief	2008	1,560,000	2,249,529	3,203,760	—	279,277	7,292,566
Executive Officer	2007	1,500,000	—	4,755,600	3,690,000	462,166	10,407,766
Timothy J. Wilmott(4)	2009	1,286,346	481,528	1,829,140	612,850	88,234	4,298,098
President and Chief	2008	1,105,769	1,532,120	2,300,545	—	76,797	5,015,231
Operating Officer
William J. Clifford	2009	749,168	247,457	1,371,855	314,933	109,536	2,792,949
Senior Vice President	2008	728,000	787,338	1,725,409	—	(3,303,638)	(62,891)
Finance and Chief	2007	700,000	—	1,585,200	1,291,500	3,606,593	7,183,293
Financial Officer
Jordan B. Savitch	2009	433,447	95,450	640,199	121,474	26,796	1,317,366
Senior Vice President	2008	421,200	303,675	805,191	—	(1,255,474)	274,592
and General Counsel	2007	405,000	—	792,600	498,150	1,334,092	3,029,842
John V. Finamore(5)	2009	500,000	110,009	365,828	140,000	31,160	1,146,997
Senior Vice President
Regional Operations

(1)
The amounts reflect the grant date fair value recognized, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for stock and option awards relating to the respective fiscal year. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Included in Stock Awards for the year 2008 are restricted stock awards granted on November 9, 2009 relating to the Company's payment of the external measure portion of the Company's annual incentive plan for 2008. The external free cash flow measure is calculated using publicly-available information regarding the peer group, and, as a result, the payout was not determined until November 2009.

(2)
These amounts reflect cash payments in 2009 and 2007, pursuant to the (i) internal measure portion of the Company's annual incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established EBITDA goals. Based on the Company's EBITDA performance for 2007, the executives received the maximum payout for the internal measure. Based on the Company's EBITDA performance for 2008, the executives did not receive a payout for the internal measure. Based on the Company's EBITDA performance for 2009, the executives received 56% of the Annual Bonus Target as a payout for the internal measure. For more information on the Company's annual incentive plan, see the discussion in "Compensation Discussion and Analysis" beginning on page 22.

(3)
See All Other Compensation Table below for more information.

(4)
Mr. Wilmott joined the Company on February 5, 2008.

(5)
Mr. Finamore became an executive officer of the Company effective as of January 1, 2009.

All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

					Perquisites
Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($)(2)	Company- Paid Insurance Premiums ($)(3)	Club Memberships ($)	Personal Use of Company Airplane ($)(4)	Other ($)(5)	Total ($)
Peter M. Carlino	2009	80,432	5,548	—	2,785	200,278	—	289,043
	2008	78,109	4,600	—	2,785	193,783	—	279,277
	2007	264,459	4,500	—	2,606	190,601	—	462,166
Timothy J. Wilmott	2009	64,374	—	23,860	—	—	—	88,234
	2008	52,937	—	23,860	—	—	—	76,797
William J. Clifford	2009	37,516	5,187	—	—	66,833	—	109,536
	2008	36,430	5,037	—	—	64,770	(3,409,875)	(3,303,638)
	2007	104,885	4,500	—	—	87,333	3,409,875	3,606,593
Jordan B. Savitch	2009	21,693	5,103	—	—	—	—	26,796
	2008	21,064	4,600	—	—	—	(1,281,138)	(1,255,474)
	2007	48,454	4,500	—	—	—	1,281,138	1,334,092
John V. Finamore	2009	25,056	5,204	900	—	—	—	31,160

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executives.

(4)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircraft are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

(5)
Amounts for 2007 represent the accelerated payment of a portion of the payment due to Messrs. Clifford and Savitch on a change in control pursuant to the terms of their employment agreements with the Company. The accelerated change in control payments were made in December 2007 in accordance with a Change in Control Payment Acknowledgement and Agreement (the "Acknowledgement and Agreement") the Company entered into with Messrs. Clifford and Savitch on December 26, 2007, subject to repayment in certain situations. In July 2008, the Company exercised its clawback right for the accelerated change in control payments in accordance with the Acknowledgement and Agreement, and advised the affected executives of the amounts to be repaid and the due date. Amounts for 2008 represent the exact amount included as wages in the prior year. As of December 31, 2009, each executive has repaid to the Company all after-tax cash received by such executive and filed all returns and other instruments necessary to effect the refund of all applicable taxes. Further, each executive has assigned his right to such tax refunds to the Company.

2009 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards in 2009:

						All Other Stock Awards: Number of Securities Underlying Stock Awards (#)(1)	All Other Option Awards: Number of Securities Underlying Stock Options (#)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards ($)(4)
								Exercise or Base Price of Option Awards ($/Sh)(3)
		Grant Board Approval Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Peter M. Carlino—Options	1/2/2009	12/29/2008	—	—	—	—	300,000	21.38	2,743,710
Peter M. Carlino—EBITDA(5)	2/18/2010	2/18/2010	—	—	—	30,739	—	—	706,997
Peter M. Carlino—Free Cash Flow(6)			803,400	1,606,800	2,811,900	—	—	—	—
Timothy J. Wilmott—Options	1/2/2009	12/29/2008	—	—	—	—	200,000	21.38	1,829,140
Timothy J. Wilmott—EBITDA(5)	2/18/2010	2/18/2010	—	—	—	20,936	—	—	481,528
Timothy J. Wilmott—Free Cash Flow(6)			547,188	1,094,375	1,915,156	—	—	—	—
William J. Clifford—Options	1/2/2009	12/29/2008	—	—	—	—	150,000	21.38	1,371,855
William J. Clifford—EBITDA(5)	2/18/2010	2/18/2010	—	—	—	10,759	—	—	247,457
William J. Clifford—Free Cash Flow(6)			281,190	562,380	984,165	—	—	—	—
Jordan B. Savitch—Options	1/2/2009	12/29/2008	—	—	—	—	70,000	21.38	640,199
Jordan B. Savitch—EBITDA(5)	2/18/2010	2/18/2010	—	—	—	4,150	—	—	95,450
Jordan B. Savitch—Free Cash Flow(6)			108,459	216,918	379,607	—	—	—	—
John V. Finamore—Options	1/2/2009	12/29/2008	—	—	—	—	40,000	21.38	365,828
John V. Finamore—EBITDA(5)	2/18/2010	2/18/2010	—	—	—	4,783	—	—	110,009
John V. Finamore—Free Cash Flow(6)			125,000	250,000	437,500	—	—	—	—

(1)
The forfeiture restrictions on the restricted stock awards granted to the Named Executive Officers lapse in 33.33% installments on each of the first, second and third anniversaries of the date of grant. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(2)
Options granted to the Named Executive Officers vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, options vest immediately.

(3)
The exercise price of each stock option is equal to the fair market value of a share of the Company's common stock on the date of grant. Pursuant to the terms of the Company's 2008 Long Term Incentive Compensation Plan, under which the options were granted, fair market value is equal to the closing price of the Company's common stock on the business day immediately preceding the date of grant.

(4)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)
These amounts reflect awards for 2009 pursuant to the internal measure portion of the Company's annual incentive plan, which provides for the payment of incentive compensation upon the Company's achievement of pre-established EBITDA goals. Based on the Company's EBITDA performance for 2009, the executives received 56% of the Annual Bonus Target as a payout in connection with the internal measure portion of the Company's annual incentive plan paid in cash and 44% paid in restricted stock awards. See the discussion in "Compensation Discussion and Analysis" beginning on page 22.

(6)
These amounts reflect awards for 2009 pursuant to the external measure portion of the Company's annual incentive plan, which provides for the payment of incentive compensation upon the Company's achievement of pre-established free cash flow goals. Because the external free cash flow measure is calculated using publicly-available information regarding the peer group, this bonus amount has not yet been determined. See the discussion in "Compensation Discussion and Analysis" beginning on page 22.

Outstanding 2009 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2009:

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options:					Number of Shares or Units of Stock Held that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(3)
				Option Exercise Price ($)		Stock Award Grant Date
Name	Option Grant Date(1)	Exercisable (#)	Unexercisable (#)(1)		Option Expiration Date
Peter M. Carlino	02/06/03	75,000	—	7.95	02/06/13	01/12/06	60,000	1,631,400
	01/29/04	150,000	—	12.15	01/29/14	11/09/09	79,714	2,167,424
	01/06/05	561,300	—	29.22	01/06/15
	01/12/06	225,000	75,000	33.12	01/12/16
	01/02/07	150,000	150,000	41.62	01/02/17
	07/08/08	75,000	225,000	29.87	07/08/18
	01/02/09	—	300,000	21.38	01/02/19
Timothy J. Wilmott	07/08/08	50,000	150,000	29.87	07/08/18	11/09/09	54,292	1,476,199
	01/02/09	—	200,000	21.38	01/02/16
William J. Clifford	01/29/04	100,000	—	12.15	01/29/11	01/12/06	40,000	1,087,600
	01/06/05	300,000	—	29.22	01/06/15	11/09/09	27,900	758,601
	01/12/06	75,000	25,000	33.12	01/12/16
	01/02/07	50,000	50,000	41.62	01/02/17
	07/08/08	37,500	112,500	29.87	07/08/18
	01/02/09	—	150,000	21.38	01/02/16
Jordan B. Savitch	09/03/02	41,760	—	8.73	09/03/12	01/12/06	20,000	543,800
	01/29/04	20,920	—	12.15	01/29/11	11/09/09	10,761	292,592
	01/29/04	37,080	—	12.15	12/31/13
	01/06/05	140,000	—	29.22	01/06/15
	01/12/06	37,500	12,500	33.12	01/12/16
	01/02/07	25,000	25,000	41.62	01/02/17
	07/08/08	17,500	52,500	29.87	07/08/18
	01/02/09	—	70,000	21.38	01/02/16
John V. Finamore	11/10/03	30,000	—	11.66	11/10/10	11/09/09	12,403	337,238
	11/11/04	40,000	—	25.35	11/11/14
	01/12/06	7,500	2,500	33.12	01/12/16
	01/02/07	7,500	7,500	41.62	01/02/17
	07/08/08	10,000	30,000	29.87	07/08/18
	01/02/09	—	40,000	21.38	01/02/16

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted January 12, 2006 lapse 50% on each of the fourth and fifth anniversary of the date of grant and those granted November 9, 2009, lapse 33 1/3% on each of the first, second, and third anniversary of the date of grant. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Calculated based on the closing price of the Company's common stock on December 31, 2009 ($27.19), which was the last trading day of 2009.

2009 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised during fiscal 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Carlino	—	—	160,000	4,558,400
Timothy J. Wilmott	—	—	—	—
William J. Clifford	87,422	1,753,931	—	—
Jordan B. Savitch	—	—	—	—
John V. Finamore	87,892	1,179,209	—	—

2009 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Peter M. Carlino	160,865	80,432	571,605	(1,026)	2,646,399
Timothy J. Wilmott	257,499	64,374	135,494	(454)	663,329
William J. Clifford	75,032	37,516	4,496	(479)	1,482,475
Jordan B. Savitch	43,386	21,693	70,943	(277)	334,839
John V. Finamore	50,113	25,056	190,554	(321)	1,294,492

(1)
For each Named Executive Officer, the Executive's contribution is included in the Named Executive Officer's salary and/or bonus for 2009, as reported in the Summary Compensation Table.

(2)
For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2009, as reported in the Summary Compensation Table.

(3)
Amounts reflect the increase in account value during 2009. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)
The amount of each Named Executive Officer's aggregate balance at fiscal year-end that was reported as compensation in the Company's Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)*
Peter M. Carlino	1,834,523
Timothy J. Wilmott	206,416
William J. Clifford	1,365,910
Jordan B. Savitch	199,094
John V. Finamore	—

*
Except in the case of Mr. Finamore, for each Named Executive Officer, the amount in the table represents all contributions to the Named Executive Officer's deferred compensation account by the executive and the Company for fiscal years 2001 through 2008. Mr. Finamore was not a Named Executive Officer for 2001 through 2008 and, therefore, neither his nor the Company's contributions to his deferred compensation account were reported for 2001 through 2008.

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the Compensation Committee may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be deferred. The Company's contributions under the plan are equal to 50% of the participant's for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Compensation Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability. For the purposes of the Company's Deferred Compensation Plan, generally, a change in control occurs when a person, entity or group acquires 25% or more of the Company's common stock; the Company reorganizes, merges or consolidates, except under circumstances, described in the plan, where control of the Company and its successor remains relatively consistent before and after such transaction; the Company's shareholders approve a complete liquidation or disposition of all of the assets of the Company, except under circumstances, described in the plan, where control of the Company and its successor remains relatively consistent before and after such transaction; and any time the incumbent directors on March 1, 2001, or subsequent directors approved by a majority of the incumbent directors, do not constitute a majority of the Board of Directors.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for up to five years.

        For purposes of the plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment or payment in five or ten annual installments, at the election of the Compensation Committee. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of any subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Compensation Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. In addition, participants can withdraw sums deferred prior to December 31, 2004 at any time subject to a 10% withdrawal penalty. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. Upon a change in control, all benefits will be distributed in a single lump sum payment.

        Participants in the Deferred Compensation Plan may invest deferred amounts, including Company contributions, in mutual funds selected by the Compensation Committee. The table below shows the funds available under the plan in 2009 and their rate of return for the calendar year ended December 31, 2009.

Name of Fund	Rate of Return 2009
Fidelity VIP Money Market Service 2	0.47%
Maxim Money Market	0.01%
Vanguard Federal Money Market Inv	0.40%
PIMCO VIT Short-Term Admin	7.80%
PIMCO VIT Total Return Admin	14.04%
Vanguard Var Ins Total Bond Mkt Idx	5.94%
Maxim Loomis Sayles Bond	38.46%
PIMCO VIT Real Return Admin	18.36%
Putnam VT Equity Income IA	27.92%
Vanguard Var Ins Diversified Val	26.92%
Dreyfus Stock Index Init	26.33%
Fidelity VIP Contrafund Service 2	35.47%
Neuberger Berman AMT Partners I	56.07%
Vanguard Var Ins Total Stock Mkt Idx	28.26%
Janus Aspen Forty Instl	46.33%
Fidelity VIP Mid Cap Service 2	39.75%
AIM V.I. Small Cap Equity I	21.29%
DWS Dreman Small Mid Cap Value VIP A	29.70%
Dreyfus VIF International Value Init	30.97%
Dreyfus VIF International Equity Init	25.27%
Vanguard Var Ins International	42.57%
Janus Aspen Overseas Instl	79.56%
AIM V.I. Global Real Estate I	31.53%
T. Rowe Price Personal Strategy Bal	32.12%

Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of a termination of such Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2009, and thus include amounts earned through such time and are based (where applicable) on the closing price of the Company's common stock on such date (which was $27.19 per share) and are estimates of the amounts that would be paid to the Named Executive Officers upon their termination or a change in control. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or a change in control.

        The following tables quantify the amounts payable to each of the Named Executive Officers under the described termination circumstances and upon a change in control. For a description of the severance and change of control provisions giving rise to the payments set forth below, see pages 36 through 37 of this Proxy Statement.

Post-Employment Payments—Peter M. Carlino (1)

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(2)	Change in Control Termination without Cause ($)
Cash Severance Benefit(3)	—	12,533,040		—	12,533,040		12,533,040		7,519,824	7,519,824
Benefit Continuation(4)	—	43,402		—	43,402		43,402		—	26,041
Restricted Shares(5)	—	—		—	3,798,824		3,798,824		3,798,824	3,798,824
Unvested Stock Options(6)	—	1,743,000	(7)	—	1,743,000	(7)	1,743,000	(7)	1,743,000	1,743,000
Vested Stock Options(6)	3,699,000	3,699,000		3,699,000	3,699,000		3,699,000		3,699,000	3,699,000
Vested Deferred Compensation Balance(8)	2,646,399	2,646,399		2,646,399	2,646,399		2,646,399		2,646,399	2,646,399
Excise Tax Gross-Up(9)	n/a	n/a		n/a	n/a		n/a		—	—

Total	$6,345,399	$20,664,841		$6,345,399	$24,463,665		$24,463,665		$19,407,047	$19,433,088

Post-Employment Payments—Timothy Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)(10)		Termination upon Disability ($)		Change in Control ($)(2)	Change in Control Termination without Cause ($)
Cash Severance Benefit(3)	—	6,651,225		—	6,651,225		6,651,225		5,701,050	5,701,050
Benefit Continuation(4)	—	45,894		—	45,894		45,894		—	37,549
Restricted Shares(5)	—	—		—	1,476,199		1,476,199		1,476,199	1,476,199
Unvested Stock Options(6)	—	871,500	(7)	—	871,500	(7)	871,500	(7)	1,162,000	1,162,000
Vested Stock Options(6)	—	—		—	—		—		—	—
Vested Deferred Compensation Balance(8)	580,065	580,065		580,065	580,065		580,065		580,065	580,065
Excise Tax Gross-Up(9)	n/a	n/a		n/a	n/a		n/a		2,544,969	2,557,980

Total	$580,065	$8,148,684		$580,065	$9,624,883		$9,624,883		$11,464,283	$11,514,843

Post-Employment Payments—William J. Clifford

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(2)	Change in Control Termination without Cause ($)
Cash Severance Benefit(3)	—	2,129,546		—	2,129,546		2,129,546		3,194,319	3,194,319
Benefit Continuation(4)	—	18,696		—	18,696		18,696		—	28,045
Restricted Shares(5)	—	—		—	1,846,201		1,846,201		1,846,201	1,846,201
Unvested Stock Options(6)	—	435,750	(7)	—	435,750	(7)	435,750	(7)	871,500	871,500
Vested Stock Options(6)	1,504,000	1,504,000		1,504,000	1,504,000		1,504,000		1,504,000	1,504,000
Vested Deferred Compensation Balance(8)	1,482,475	1,482,475		1,482,475	1,482,475		1,482,475		1,482,475	1,482,475
Excise Tax Gross-Up(9)	n/a	n/a		n/a	n/a		n/a		2,012,634	2,021,844

Total	$2,986,475	$5,570,467		$2,986,475	$7,416,668		$7,416,668		$10,911,129	$10,948,384

Post-Employment Payments—Jordan B. Savitch

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(2)	Change in Control Termination without Cause ($)
Cash Severance Benefit(3)	—	832,965		—	832,965		832,965		1,665,930	1,665,930
Benefit Continuation(4)	—	18,775		—	18,775		18,775		—	37,549
Restricted Shares(5)	—	—		—	836,392		836,392		836,392	836,392
Unvested Stock Options(6)	—	101,675	(7)	—	101,675	(7)	101,675	(7)	406,700	406,700
Vested Stock Options(6)	1,643,210	1,643,210		1,643,210	1,643,210		1,643,210		1,643,210	1,643,210
Vested Deferred Compensation Balance(8)	334,839	334,839		334,839	334,839		334,839		334,839	334,839
Excise Tax Gross-Up(9)	n/a	n/a		n/a	n/a		n/a		1,233,222	1,245,522

Total	$1,978,049	$2,931,464		$1,978,049	$3,767,856		$3,767,856		$6,120,293	$6,170,172

Post-Employment Payments—John V. Finamore

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)(10)		Termination upon Disability ($)		Change in Control ($)(2)	Change in Control Termination without Cause ($)
Cash Severance Benefit(3)	—	960,000		—	960,000		960,000		1,920,000	1,920,000
Benefit Continuation(4)	—	18,775		—	18,775		18,775		—	37,549
Restricted Shares(5)	—	—		—	337,238		337,238		337,238	337,238
Unvested Stock Options(6)	—	58,100	(7)	—	58,100	(7)	58,100	(7)	232,400	232,400
Vested Stock Options(6)	539,650	539,650		539,650	539,650		539,650		539,650	539,650
Vested Deferred Compensation Balance(8)	1,294,492	1,294,492		1,294,492	1,294,492		1,294,492		1,294,492	1,294,492
Excise Tax Gross-Up(9)	n/a	n/a		n/a	n/a		n/a		1,250,474	1,263,520

Total	$1,834,142	$2,871,017		$1,834,142	$3,208,255		$3,208,255		$5,574,254	$5,624,849

(1)
On April 28, 2010, the Company entered into a new employment agreement with Mr. Carlino which superseded the agreement that expired on May 26, 2009. For purposes of determining the payments due upon termination or change in control set forth below, all amounts are based on the assumption that Mr. Carlino's new agreement was effective for a five-year term commencing on December 31, 2009.

(2)
Upon the occurrence of a change in control, the change in control payment is payable, and the stock options and restricted stock accelerate; no termination of employment is required.

(3)
Basis for cash severance benefit upon a change in control is 2009 salary plus highest bonus earned over years 2009 and 2008.

(4)
Represents employer cost of medical and dental coverage.

(5)
Restricted stock award values were computed based on the closing stock price of the Company's common stock on December 31, 2009 ($27.19).

(6)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of Company's common stock on December 31, 2009 ($27.19). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company; however, vested options granted under the Company's prior long-term incentive plans are generally not cancelled upon a termination for cause.

(7)
Unvested options that would vest during the applicable severance period vest upon termination but may not be exercised until the time that such options would have vested had the executive continued to be employed through the applicable severance period. Restrictions lapse upon death or a change in control.

(8)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service, although vesting is accelerated upon death, change in control and, at the option of the Compensation Committee, disability. Because Mr. Wilmott joined the Company in February 2008, at December 31, 2009, the Company's contributions to his deferred compensation account were only 40% vested.

(9)
The amounts in the table were calculated in accordance with Sections 4999 and 280G of the Code.

(10)
The amounts reflected exclude net benefit payments under life insurance policies maintained by the Company covering Mr. Wilmott and Mr. Finamore for the benefit of their named beneficiaries with face values of $3,900,000 and $1,000,000, respectively.

Employment Agreements

        In addition to the key terms relating to severance, change of control, restrictive covenants and tax gross-up provisions described on pages 35 through 38 of this Proxy Statement, each employment agreement provides for additional compensation through participation in the Company's annual incentive plan, eligibility for awards under the Company's long term incentive compensation plans then in effect and certain other benefits, including health, vacation and deferred compensation. If the Company elects not to renew the executive's employment agreement at the end of the applicable term or such executive is terminated without "cause" (as defined in each agreement and described below) or as a result of death or total disability, the executive is entitled to certain continued health benefits and continued vesting of his options as a non-executive officer.

        The specific terms of each of the individual agreements for the named executive officers are as follows:

        Peter M. Carlino.    On April 28, 2010, the Company entered into a new employment agreement with Peter M. Carlino, its Chairman and Chief Executive Officer, which supersedes the agreement previously in effect dated December 31, 2008 and has a term expiring on April 28, 2015. The new agreement is substantially similar to his prior employment agreement. It sets a minimum annual base salary of $1,655,004, which shall be reviewed annually and established by the Compensation Committee as described on page 6. Further, the agreement also provides for the payment of certain life insurance premiums, if any, on Mr. Carlino's behalf and provides Mr. Carlino with a company car. With respect to termination of employment with "good reason," Mr. Carlino's agreement includes any circumstance where he is no longer a member and Chairman of the Board unless such event is the result of voluntary resignation, refusal to stand for re-election, removal from the Board due to certain criminal convictions, a determination of unsuitability by a regulatory body having jurisdiction over the Company or a judicial determination of unsound mind. The severance period in Mr. Carlino's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and three years.

        Timothy J. Wilmott.    On December 31, 2008, the Company entered into an employment agreement with Timothy J. Wilmott, its President and Chief Operating Officer, which supersedes the agreement previously in effect dated February 5, 2008. The agreement has an initial term expiring on July 3, 2013, which corresponds to the termination of the initial term contained in the previous agreement. Pursuant to the terms of his employment agreement, Mr. Wilmott will receive a minimum annual base salary of $1,250,000, which shall be reviewed annually and established by the Compensation Committee as described on page 6. The Company is also obligated to maintain a term life insurance policy with a face value of three times his annual base salary on which Mr. Wilmott is entitled to name the beneficiaries. The severance period in Mr. Wilmott's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and two years. With respect to termination of employment by the executive with "good reason," Mr. Wilmott's agreement includes the failure of the Board to appoint Mr. Wilmott as the Chief Executive Officer of the Company after three years. This would permit Mr. Wilmott to voluntarily terminate the agreement and still be entitled to the applicable severance payments.

        William J. Clifford.    On December 31, 2008, the Company entered into an employment agreement with William J. Clifford, Senior Vice President, Finance and Chief Financial Officer, which supersedes the agreement previously in effect dated June 10, 2005. The agreement has an initial term expiring on June 10, 2011, which corresponds to the termination of the term contained in the previous agreement. Mr. Clifford is entitled to receive a minimum annual base salary of $728,000, which shall be reviewed annually and established by the Compensation Committee as described on page 6. The severance period in Mr. Clifford's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and two years.

        Jordan B. Savitch.    On December 31, 2008, the Company entered into an employment agreement with Jordan B. Savitch, Senior Vice President and General Counsel, which supersedes the agreement previously in effect dated June 10, 2005. The agreement has an initial term expiring on June 10, 2011, which corresponds to the termination of the term contained in the previous agreement. Mr. Savitch is entitled to receive a minimum annual base salary of $421,000, which shall be reviewed annually and established by the Compensation Committee as described on page 6. The severance period in Mr. Savitch's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        John V. Finamore.    On December 31, 2008, the Company entered into an employment agreement with John V. Finamore, Senior Vice President of Regional Operations, which supersedes the agreement previously in effect dated July 1, 2007. The agreement has an initial term expiring on July 1, 2010, which corresponds to the termination of the term contained in the previous agreement. Mr. Finamore is entitled to receive a minimum annual base salary of $500,000, which shall be reviewed annually and established by the Compensation Committee as described on page 6. The Company is also obligated to maintain a term life insurance policy with a face value of $1,000,000 on which Mr. Finamore is entitled to name the beneficiaries. The severance period in Mr. Finamore's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        The employment agreements for each executive officer are incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on February 26, 2010.

        For purposes of the potential termination and change of control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change of Control—a change in control is defined as the occurrence of one or more of the following events:

  •
  a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; or

  •
  the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; or

  •
  the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares; (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction; and (c) at least a majority of the directors are continuing directors; or

  •
  any time continuing directors do not constitute a majority of the Board.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased or (d) such officer's employment agreement is materially breached by the Company. In addition to the foregoing, with respect to Mr. Carlino's and Mr. Wilmott's employment agreements, the term "good reason" also includes the circumstances described on page 50 with respect to each such agreement.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment agreement or any material Company policy or (d) misappropriates corporate funds as determined in good faith by the Board.

SECURITY OWNERSHIP OF PRINCIPAL
SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of February 26, 2010, by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director, the CEO and each of the four other most highly compensated executive officers of the Company and all of the executive officers and directors of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as otherwise stated in the footnotes to the table. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 26, 2010 are deemed outstanding for computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of February 26, 2010 (79,172,129 shares).

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)	11,508,240	14.27%
Peter D. Carlino(1)(3)	8,621,388	10.89%
Richard J. Carlino(1)(4)	8,199,860	10.36%
David E. Carlino(1)(4)	8,187,476	10.34%
Carlino Family Trust(1)	7,892,101	9.97%
Harold Cramer(1)(5)	8,812,137	11.11%
Wesley R. Edens(9)(10)	179,017	*
David A. Handler(6)(9)	178,695	*
John M. Jacquemin(6)(9)	201,095	*
Robert P. Levy(7)	73,795	*
Barbara Z. Shattuck(8)	168,245	*
Timothy J. Wilmott(6)(9)	175,228	*
William J. Clifford(6)(9)	747,821	*
Jordan B. Savitch(6)(9)	311,331	*
John V. Finamore(6)(9)	161,598	*
Robert S. Ippolito(6)(9)	282,394	*
Steven T. Snyder(6)(9)	467,107	*
Thomas P. Burke(6)(9)	72,980	*
All executive officers and directors as a group (14 persons)	15,265,453	18.38%
Baron Capital Group, Inc.(11)	7,385,296	9.33%
Capital World Investors(12)	4,126,000	5.21%

*
Less than 1%.

 Notes to Security Ownership of Principal
Shareholders and Management Table

1.
7,892,101 shares of the Company's common stock are owned by an irrevocable trust, which the Company refers to as the Carlino Family Trust, among Peter D. Carlino, his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 182,129 shares of the Company's common stock are also owned by the Trust for Gary Gilbert, an irrevocable trust, which was created by one of Peter D. Carlino's children, as settlor, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. Peter D. Carlino, Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and the Trust for Gary Gilbert.

2.
The number of shares in the table includes 7,892,101 shares owned by the Carlino Family Trust, 182,129 shares owned by the Trust for Gary Gilbert, 594,793 shares owned solely owned by Mr. Carlino, 231,380 shares owned by the Grantor Retained Annuity Trust of Peter M. Carlino dated September 23, 2005 of which Peter M. Carlino is the trustee and has sole voting and investment power, 21,659 shares owned by the 2006 Grantor Retained Annuity Trust of Peter M. Carlino dated May 19, 2006 of which Peter M. Carlino is the trustee and has sole voting and investment power, 206,153 shares owned by the 2008 Grantor Retained Annuity Trust of Peter M. Carlino dated June 26, 2008 of which Peter M. Carlino is the trustee and has sole voting and investment power, 201,818 shares owned by the 2008 Grantor Retained Annuity Trust #2 of Peter M. Carlino dated November 20, 2008 of which Peter M. Carlino is the trustee and has sole voting and investment power, 261,452 shares owned jointly with Mr. Carlino's wife, 235,311 shares owned by the 2008 Grantor Retained Annuity Trust of Marshia W. Carlino dated November 20, 2008 of which Peter M. Carlino is the trustee and has sole voting and investment power, 140,453 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted, 79,691 shares owned by Marshia W. Carlino, and 1,461,300 shares that may be acquired upon the exercise of outstanding options.

3.
The number of shares in the table includes 7,892,101 shares owned by the Carlino Family Trust, 182,129 shares owned by the Trust for Gary Gilbert and 493,212 shares owned by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino's children as to both of which Peter D. Carlino has shared investment power and shared voting power.

4.
The number of shares in the table includes 7,892,101 shares of common stock owned by the Carlino Family Trust and 182,129 shares owned by the Trust for Gary Gilbert.

5.
The number of shares in the table includes 7,892,101 shares owned by the Carlino Family Trust, 182,129 shares owned by the Trust for Gary Gilbert, an aggregate of 493,212 shares owned by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino's children as to both of which Harold Cramer has shared investment power, and shared voting power, 18,195 shares of restricted stock under which Mr. Cramer has voting rights but his disposition rights are currently restricted, and 162,500 shares that may be acquired upon the exercise of outstanding options.

6.
Includes shares that may be acquired upon the exercise of outstanding options, as follows: William J. Clifford, 650,000 shares; Timothy J. Wilmott, 100,000 shares; Jordan B. Savitch, 283,420 shares; Robert S. Ippolito, 236,000 shares; Steven T. Snyder, 400,500 shares; John V. Finamore, 111,250 shares; Thomas P. Burke, 35,000 shares; David A. Handler, 117,500 shares; and John M. Jacquemin, 177,500 shares; and all executive officers and directors as a group, 3,902,470 shares.

7.
Includes 50,000 shares that may be acquired upon the exercise of outstanding options, 600 shares owned by Mr. Levy's spouse, as to which shares Mr. Levy disclaims beneficial ownership, and 18,195 shares of restricted stock under which Mr. Levy has voting rights but his disposition rights are currently restricted.

8.
Includes 117,500 shares that may be acquired upon the exercise of outstanding options and 2,000 shares owned by Ms. Shattuck's spouse, as to which shares Ms. Shattuck disclaims beneficial ownership, and 18,195 shares of restricted stock under which Ms. Shattuck has voting rights but her disposition rights are currently restricted.

9.
Includes restricted shares issued as follows: Timothy J. Wilmott, 75,228 shares; William J. Clifford, 58,659 shares; Jordan B. Savitch, 24,911 shares; Steven T. Snyder, 24,607 shares; Robert S. Ippolito, 19,940 shares; John V. Finamore, 17,186 shares; Thomas P. Burke, 13,748 shares; David A. Handler, 18,195 shares; John M. Jacquemin, 18,195 shares; and Wesley R. Edens, 21,195 shares; and, all executive officers and directors as a group, 486,902 shares, under which each of them has voting rights but his or her disposition rights are currently restricted.

10.
Due to his indirect ownership interest in FIG PNG Holdings LLC through his ownership interest in Fortress Investment Group LLC, Mr. Edens may be deemed to beneficially own 157,822 shares of common stock beneficially owned by FIG PNG Holdings LLC, for which FIG PNG Holdings LLC, an affiliate of Fortress Investment Group LLC, is the managing member. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

11.
According to its 13G filed with the SEC on February 3, 2010, consists of shares beneficially owned as of December 31, 2009 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

12.
According to its 13G filed with the SEC on February 10, 2010, consists of shares beneficially owned as of December 31, 2009 by Capital World Investors, a division of Capital Research and Management Company, which the Company refers to as CRMC, an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

TRANSACTIONS WITH RELATED PERSONS

        In August 1994, the Company signed a consulting agreement with Peter D. Carlino, former Chairman of the Company. Pursuant to the consulting agreement, as amended, Peter D. Carlino receives an annual fee of $135,000. Peter D. Carlino is the father of Peter M. Carlino, the Chairman of the Board and Chief Executive Officer ("CEO") of the Company.

        The Company currently leases 42,348 square feet of executive office and warehouse space for buildings in Wyomissing, Pennsylvania from affiliates of its Chairman and CEO. Rent expense for the years ended December 31, 2009, 2008 and 2007 amounted to $0.9 million, $0.8 million and $0.7 million, respectively. The leases for the office space expire in March 2012, May 2012 and May 2013, and the lease for the warehouse space expires in July 2010. The future minimum lease commitments relating to these leases at December 31, 2009 equaled $2.2 million. The Company also paid $0.7 million and $3.7 million in construction costs to these same affiliates for the years ended December 31, 2008 and 2007, respectively.

        Eric Schippers, the Senior Vice President, Public Affairs & Government Relations of the Company is the son-in-law of our CEO. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2009, Mr. Schippers received a salary of $278,000, a bonus of $77,983, options to purchase 40,000 shares of the Company's common stock and an award of 2,664 shares of restricted stock.

        The Company is using Kohn Pedersen Fox Associates PC ("KPF") of New York, one of the world's largest architecture firms, for certain preliminary casino design work for the development project in Columbus, Ohio. Barbara Shattuck's spouse, A. Eugene Kohn, is a principal at KPF. No fees were paid or incurred by the Company with respect to this project in 2009 and the Company has paid approximately $160,000 in 2010 for such work. Such payments constitute significantly less than 5% of KPF's annual gross revenue. The Board does not consider the Company's arrangement with KPF to be a material transactional or professional advisory relationship given the limited scope of the work.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of Audit Committee review, a related party transaction is a transaction that meets the minimum threshold for disclosure in the Company's proxy statement or Annual Report on Form 10-K under the rules of the SEC. The Company's Code of Business Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For the purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of more than 5% of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest.

        For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest; the Audit Committee will only approve related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter and the Company's Code of Business Conduct and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2009, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of John M. Jacquemin (Chairman), Harold Cramer and Barbara Z. Shattuck, all of whom are independent directors under the current Marketplace Rules, and operates under a written charter adopted by the Board of Directors that complies with the current Marketplace Rules, which charter is available at http://www.pngaming.com/main/corporategovernance.shtml.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). The Company's independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the Company's independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        The Audit Committee members are not professional accountants, and their functions are not intended to duplicate or to certify the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, in 2009, the Audit Committee met and held discussions with management and the independent accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Company's independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representation of management and the report of independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the U.S. Securities and Exchange Commission.

Audit Committee of the Board of Directors
John M. Jacquemin, Chairman Harold Cramer Barbara Z. Shattuck

OTHER MATTERS

        The Company is mailing a copy of its Annual Report for the year ended December 31, 2009 and a proxy card together with this proxy statement to all shareholders of record at the close of business on April 13, 2010. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 2009.

Advanced Notice Provision

        Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 or more than 150 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2011 annual meeting, between January 10, 2011 and February 9, 2011. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 31, 2010. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

        Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the Company's Annual Report for the year ended December 31, 2009 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By Order of the Board of Directors,
/s/ Robert S. Ippolito
April 30, 2010	Secretary

PENN NATIONAL GAMING, INC.

PENN NATIONAL GAMING, INC.
825 BERKSHIRE BLVD.
SUITE 200
WYOMISSING, PA 19610

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to Penn National Gaming, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M24817-P93296	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENN NATIONAL GAMING, INC.

The Board of Directors recommends that you vote “FOR” the following proposal:
	For All	Withhold All	For All Except

1.

For the election of Wesley R. Edens, Robert P. Levy and Barbara Z. Shattuck to serve as Class II Directors until the Annual Meeting of Shareholders of the Company to be held in the year 2013 or until their respective successors are elected and qualified:

	☐	☐	☐

Nominees:
01) Wesley R. Edens
02) Robert P. Levy
03) Barbara Z. Shattuck

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

The Board of Directors recommends that you vote “FOR” the following proposal:

		For	Against	Abstain

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” the following proposal:

		For	Against	Abstain

3.	To consider a shareholder proposal requesting that the Company reorganize the Board of Directors into one class elected annually.	☐	☐	☐

Note: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For comments, please check this box and write them on the back where indicated. (see reverse for instructions)		☐

This section must be completed for your vote to count.

Please sign exactly as your name appears herein.  For joint accounts, each joint owner must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized person.  If a partnership, please sign in full partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M24818-P93296

PROXY

PENN NATIONAL GAMING, INC.
ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 2010

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Peter M. Carlino and Harold Cramer, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the “Company”), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 9, 2010 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN.  WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NO. 2 AND AGAINST PROXY ITEM NO. 3 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.